Exhibit 10.60

Share sale agreement

The parties set out in Schedule 1
Sellers

Acorn Energy, Inc.
Buyer

Clayton Utz
Lawyers
Levels 19-35  No. 1 O'Connell Street  Sydney  NSW  2000  Australia
PO Box H3  Australia Square  Sydney  NSW  1215
T +61 2 9353 4000  F +61 2 8220 6700

www.claytonutz.com

Our reference 179/15242/80101658

Contents

1.	Definitions and interpretation		1

	1.1	Definitions	1
	1.2	Reasonable endeavours	8
	1.3	Knowledge and awareness of the Sellers	8
	1.4	Business days	9
	1.5	General rules of interpretation	9

2.	Conditions precedent		10

	2.1	Conditions	10
	2.2	Reasonable endeavours to satisfy Conditions	11
	2.3	Notice in relation to satisfaction of Conditions	12
	2.4	Waiver of Conditions	12
	2.5	Failure of Conditions	12

3.	Sale and purchase of Shares and SCRN Notes		12

	3.1	Sale and purchase	12
	3.2	Nominee shareholdings	12

4.	Purchase Price		13

	4.1	Purchase Price	13
	4.2	Initial Purchase Price	13
	4.3	Payment of Initial Purchase Price	13
	4.4	Adjustment for certain payments	13

5.	Period before Completion		14

	5.1	Buyer access	14
	5.2	Conduct of Business	14
	5.3	Restricted conduct	14
	5.4	Consents to change in control	16
	5.5	Other discussions	16
	5.6	Notification of breach	17
	5.7	Termination by Buyer	17

6.	Completion		17

	6.1	Time and place for Completion	17
	6.2	Provision of information before Completion	17
	6.3	Sellers delivery obligations	18
	6.4	Delivery method	18
	6.5	Board meetings	19
	6.6	Buyer payment and delivery obligations	19
	6.7	Interdependence of obligations at Completion	19
	6.8	Notice to complete	19
	6.9	Remedies for failure to comply with notice	20
	6.10	Title and risk	20

7.	Shareholders Agreement		20

	7.1	Waiver of pre-emptive rights	20
	7.2	Termination and release of rights under the Shareholders Agreement	20
	7.3	Bar to proceedings	20

8.	Earn out		21

	8.1	Additional definitions	21

i

	8.2	Earn Out Amount	21
	8.3	Earn out protections	22
	8.4	Inconsistent steps	22

9.	Escrow Account		23

	9.1	Establishment of Escrow Account	23
	9.2	Operation of Escrow Account	23
	9.3	Payments in respect of Resolved Claims before Escrow Termination Date	23
	9.4	No Unresolved Claims on Escrow Termination Date	23
	9.5	Unresolved Claims on Escrow Termination Date	23
	9.6	Interest	24
	9.7	No limitation on rights to recover	24
	9.8	Legends on Buyer Shares	24

10.	Repayment of indebtedness		24

	10.1	Indebtedness owed to the Group Companies	24
	10.2	Indebtedness owed to any Seller	25

11.	Restraint		25

	11.1	Non-competition	25
	11.2	Non-solicitation	25
	11.3	Restraint period	25
	11.4	Restraint area	25
	11.5	Separate restrictions	26
	11.6	Exceptions	26
	11.7	Assignment	26
	11.8	Acknowledgement	26
	11.9	Proceedings	26

12.	Other obligations following Completion		27

	12.1	Power of attorney	27
	12.2	Access to Records	27
	12.3	Access to records of the Sellers	28
	12.4	Extension of claims reporting period	28
	12.5	Consents to change in control	28
	12.6	Additional Investment by Buyer	28
	12.7	Section 338 Election	29

13.	Warranties		29

	13.1	Warranties	29
	13.2	Warranties separate	29
	13.3	Survival	29
	13.4	Reliance	29
	13.5	Warranties not limited by inquiries or knowledge	29
	13.6	Indemnity for breach of Warranty	30
	13.7	Seller to notify of potential breaches	30
	13.8	Notification of Warranty Claims	30
	13.9	Termination for breach of Warranty	30
	13.10	No action against Buyer Group Member or officers and employees	30
	13.11	Buyer Warranties	31

14.	Limitations of liability		31

	14.1	Disclosure	31
	14.2	Fair disclosure	31

	14.3	Time limits for Warranty Claims	31
	14.4	Withdrawal of Warranty Claim	31
	14.5	Minimum amount for Warranty Claims	32
	14.6	Threshold for Warranty Claims	32
	14.7	Other limitations of liability	32
	14.8	Maximum recovery	32
	14.9	Reimbursement of payments subsequently received	32
	14.10	Circumstances where limitations not to apply	33

15.	Third Party Claims		33

	15.1	Notice	33
	15.2	Obligations after notice given	33

16.	Tax		34

	16.1	Tax indemnity	34
	16.2	Limitations	34
	16.3	Time for payment	35
	16.4	Late payments	35
	16.5	Refunds	35

17.	Tax Assessments		35

	17.1	Notice	35
	17.2	Obligations after notice given	35
	17.3	Sellers' response to notice	36
	17.4	Effect of Sellers' notice	36
	17.5	Buyer's rights to settle	36
	17.6	Costs and expenses	37

18.	Tax returns and tax audits		37

	18.1	Tax returns relating to periods ending before Completion	37
	18.2	Tax returns relating to periods ending after Completion	37
	18.3	Assistance from Sellers	37
	18.4	Tax audits	37

19.	Confidentiality		37

	19.1	No announcement or other disclosure of transaction	37
	19.2	Permitted disclosure	38
	19.3	No use or disclosure of Confidential Information	39

20.	Termination		39

	20.1	Termination by Buyer	39
	20.2	Termination by Sellers	39
	20.3	Effect of termination	39

21.	Payments		39

	21.1	Direction	39
	21.2	Method of payment	39
	21.3	No deduction	40
	21.4	Default interest	40

22.	GST		40

	22.1	Interpretation	40
	22.2	Reimbursements and similar payments	40
	22.3	GST payable	40
	22.4	Variation to GST payable	41

23.	Notices		41

	23.1	Service agent for all Sellers and the SCRN Notes Sellers	41
	23.2	How notice to be given	41
	23.3	When notice taken to be received	42

24.	Entire agreement		43

25.	Proportionate liability		43

	25.1	Exclusion of proportionate liability provisions	43
	25.2	Sellers not to apply Proportionate Liability Provisions	43

26.	General		44

	26.1	Amendments	44
	26.2	Assignment	44
	26.3	Consents	44
	26.4	Costs	44
	26.5	Counterparts	44
	26.6	Further acts and documents	44
	26.7	No merger	44
	26.8	Severance	44
	26.9	Stamp duties	44
	26.10	Waivers	45
	26.11	Signatures by fax or other electronic means	45

27.	Governing law and jurisdiction		45

	27.1	Governing law	45
	27.2	Jurisdiction	45

Schedule 1 Sellers, SCRN Notes Sellers, Shares and SCRN Notes	52

Schedule 1A Currency Conversion	53

Schedule 2 Details of the Company	54

Schedule 3 Details of the Subsidiaries	55

Schedule 4 Real Property	56

Schedule 5 Intellectual Property, Business Names and Domain Names	57

Schedule 6 Encumbrances and Guarantees	59

Schedule 7 Key Contracts	60

Schedule 8 Warranties	63

Schedule 9 Buyer Warranties	88

Attachment 1 Last Accounts and Base Balance Sheet	89

Attachment 2 Disclosure Letter	90

Attachment 3 Index of Due Diligence Materials	91

Attachment 4 Due diligence questions and answers	92

Attachment 5 Form of resignation letter	93

Attachment 6 Escrow Agreement	94

Share sale agreement dated 28 April 2010

Parties	The parties set out in Schedule 1 (Sellers and SCRN Notes Sellers)

Acorn Energy, Inc. of 4 West Rockland Road, Montchanin, Delaware 19710 or its designated affiliate (Buyer)

Background

A.
The Sellers own the Shares, being 69.86% of the issued shares of the Company, in the amounts and percentages set out in Schedule 1.  The SCRN Notes Sellers own the SCRN Notes in the principal amounts set out in Schedule 1.

B.
The Sellers wish to sell the Shares and the Buyer wishes to buy the Shares on the terms and conditions of this agreement.  The SCRN Notes Sellers wish to sell the SCRN Notes and the Buyer wishes to buy the SCRN Notes on the terms and conditions of this agreement.

Operative provisions

1.	Definitions and interpretation

1.1	Definitions

In this agreement:

Accounting Standards means, at any time:

(a)	the requirements of the Corporations Act about the preparation and contents of financial reports;

(b)	the accounting standards approved under the Corporations Act; and

(c)
generally accepted accounting principles, policies, practices and procedures in Australia or Canada, as applicable, to the extent not inconsistent with the accounting standards described in paragraph (b).

ASIC means the Australian Securities and Investments Commission.

Asset means each asset owned or held by the Group Companies or used in the Business, including any assets held under any financing or operating lease.

Auditor means HLB Mann Judd as the auditor of the Group Companies.

Authorisation means any licence, consent, approval, permit, registration, accreditation, certification or other authorisation given or issued by any Regulatory Authority or any other person.

Base Balance Sheet means the audited consolidated balance sheet of the Company and its controlled entities attached to this agreement as Attachment 1.

Bridge Loan means the loan made by Buyer to the Company of $550,000 on October 20, 2009.

Business means the business of developing, manufacturing, marketing and selling monitoring devices and solutions for use by electric utilities to improve network performance as conducted by the Group Companies.

Business Day means a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally in New South Wales.

Business Names means each of the business names specified in part 2 of Schedule 5.

Buyer Accountants means Friedman LLP of New York, New York.

Buyer Group Member means the Buyer and each Related Entity of the Buyer and after Completion includes each Group Company.

Buyer Shares means the shares of common stock of the Buyer as traded on the Nasdaq Global Market under the symbol ACFN.

Buyer Warranties means the warranties set out in Schedule 9.

Claim means any claim, demand or cause of action whether arising in contract, tort, under statute or otherwise in relation to:

(a)	any provision of a Transaction Document;

(b)	the Shares or their sale; or

(c)	any other matter connected with any Group Company,

other than a Tax Claim.

Company means Gridsense Pty Ltd ACN 130 672 767.

Company Sales means sales of the Group Companies as reported in accordance with US GAAP in each Group Company’s financial statements.

Completion means the completion of the sale and purchase of the Shares and the SCRN Notes in accordance with clause 6.

Completion Date means the date on which Completion occurs.

Completion Payment means the dollar amount set forth in clause 4.3(a).

Condition means each condition specified in clause 2.1.

Confidential Information means:

(a)
all information relating to the operations or affairs of any Group Company including all financial or accounting information, all customer names and lists, terms and conditions of supply, sales records, marketing analysis and research and reports and other marketing information and all trade secrets, know how, operating procedures and technical information; and

(b)
all other information treated by any Group Company as confidential or capable of being protected at law or equity as confidential information or the disclosure of which might cause loss or damage to or otherwise adversely affect any Group Company, in whatever form and in each case including information that has been disclosed by the Sellers or any Group Company or their respective Representatives under the terms of a confidentiality agreement.

Corporations Act means the Corporations Act 2001 (Cth).

Defaulting Party has the meaning given in clause 6.8.

Disclosure Letter means the letter from the Sellers to the Buyer dated the same date as this agreement in the form of the letter attached as Attachment 2.

Domain Names means each of the domain names specified in part 3 of Schedule 5.

Due Diligence Materials means:

(a)
the written information and documents provided to the Buyer by the Sellers, the Group Companies and their respective Representatives before the date of this agreement, an index of which is attached as Attachment 3;

(b)
the written questions raised by the Buyer in the due diligence process and the written responses given to those questions by the Sellers, the Group Companies and their respective Representatives before the date of this agreement, copies of which are attached as Attachment 4; and

(c)	the Disclosure Letter.

Earn Out Amount means the amount calculated in accordance with clause 8.

Encumbrance means a mortgage, charge, pledge, lien, encumbrance, security interest, title retention, preferential right, trust arrangement, contractual right of set-off, or any other security agreement or arrangement in favour of any person, whether registered or unregistered.

End Date means 30 April 2010 or such other date agreed in writing between the Sellers and the Buyer.

Enterprise Agreement has the meaning given in section 12 of the Fair Work Act 2009 (Cth).

Environment means the physical, biological and social aspects and conditions of a particular area, including:

(a)	land, water, air, atmosphere, climate, living organisms and other matter, things made or altered by humans, ecosystems and social groupings;

(b)	the social, economic and cultural aspects of a thing specified in paragraph (a); and

(c)	the interaction of any 2 or more things specified in paragraphs (a) and (b).

Escrow Account means an account opened in the name of the Escrow Agent as trustee for the Sellers and the Buyer.

Escrow Agent means American Stock Transfer & Trust Company, LLC, New York, New York.

Escrow Agreement means an agreement in the form attached as Attachment 6.

Escrow Amount means the amount of the Purchase Price described in clause 4.3(b) or such other amount as remains in the Escrow Account from time to time.

Escrow Termination Date means the date of release and payment by the Escrow Agent of all Buyer Shares and other property held in the Escrow Account per the terms of the Escrow Agreement.

Financial Year means a period of 12 months ending on 30 June in any year.

Freehold Properties means each of the Properties described in part 1 of Schedule 4.

Fund means each superannuation fund or equivalent arrangement to which any Group Company contributes, or is required to contribute, in respect of any employee or any consultant engaged by that Group Company.

GAAP means United States generally accepted accounting principles, consistently applied.

GPL Debt means the aggregate principal amount of indebtedness of US $1,128,345 together with accrued and unpaid interest owed by the Company to the SCRN Notes Sellers together with accrued and unpaid interest thereon.

Group Company means each of the Company and each Subsidiary.

Group Company Encumbrance means any Encumbrance granted by any Group Company over any of its assets or undertakings, including each Encumbrance specified in part 1 of Schedule 6.

Group Company Guarantee means any Guarantee provided by any Group Company in relation to the obligations of any Sellers, including each Guarantee specified in part 2 of Schedule 6.

Group Liability has the meaning given in section 721-10 of the Tax Act.

GST has the meaning given in the GST Act.

GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Guarantee means any guarantee, bond, security deposit, letter of credit or suretyship or any other obligation to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services, or otherwise) for the payment or discharge of, to indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of, obligation of, liability of or the insolvency of any other person.

Incremental Sales Increase means the amount, if any, of Company Sales for the 2010 calendar year which are in excess of US $4,383,720.

Indemnified Losses means, in relation to any fact, matter or circumstance, all losses, costs, damages, expenses and other liabilities arising out of or in connection with that fact, matter or circumstance including all legal and other professional expenses on a solicitor-client basis incurred in connection with investigating, disputing, defending or settling any claim, action, demand or proceeding relating to that fact, matter or circumstance (including any claim, action, demand or proceeding based on the terms of this agreement).

Initial Purchase Price means the dollar amount set forth in clause 4.2.

Intellectual Property Licences means all agreements and arrangements under which a Group Company has the right to use any Intellectual Property Rights owned by a person (other than another Group Company) or any trade secrets, know-how, operating procedure, technical information or other confidential information of a person (other than another Group Company).

Intellectual Property Rights means:

(a)	patents, designs, trademarks and service marks (whether registered or unregistered) and any applications for, or rights to apply for, registration of any patent, design, trade mark or service mark;

(b)	copyright (including copyright in software, websites, databases and advertising and other promotional materials);

(c)	all rights to have information (including trade secrets, know-how, operating procedures and technical information) kept confidential; and

(d)	all other rights or protections having similar effect anywhere in the world.

Key Contract means each contract specified in Schedule 7.

Last Accounts means the audited consolidated balance sheet and income statement, cash flow statement and statement of changes in equity of each Group Company for the financial year ended on 31 December 2008 together with such financial statements for the period of 1 January 2009 through to 30 June 2009 and the notes to those financial statements copies of which are attached to this agreement as Attachment 1.

Last Balance Date means 30 June 2009.

Leases means the property leases and licences specified in part 2 of Schedule 4.

Leasehold Properties means each of the Properties described in part 2 of Schedule 4.

Material Adverse Change means an event, occurrence or change after the Last Balance Date which individually or when aggregated with all such events, occurrences or changes has had or is reasonably likely to have a material adverse effect on the financial condition, assets, liabilities, results of operations, profitability or prospects of the Group Companies taken as a whole or has diminished or is reasonably likely to diminish the annual revenues, earnings before interest and tax, or net profit after tax of the Group Companies taken as a whole by $50,000 or more or the net  assets of the Group Companies taken as a whole by $50,000 or more.

Material Contract means any agreement or arrangement to which a Group Company is party that:

(a)	requires or may require payments to or by that Group Company in excess of $10,000 in aggregate;

(b)	cannot be performed in full within 12 months from the date it was entered into or terminated by that Group Company on 3 months notice or less; or

(c)	might otherwise reasonably be expected to be material to the operation or profitability of that Group Company.

Modern Award has the meaning given in section 12 of the Fair Work Act 2009 (Cth).

Non-Defaulting Party has the meaning given in clause 6.8.

Ownership Fraction means a fraction, the numerator of which is the number of Shares owned by the Sellers on the Completion Date and the denominator of which is the total number of Shares on the Completion Date.

Properties means the property and premises described in Schedule 4.

Purchase Price means the Initial Purchase Price plus the Earn Out Amount as adjusted in accordance with this agreement.

Records means all originals and copies of all books, records, reports, correspondence, files, manuals and other documents and information created by, owned by, or relating to any Group Company, whether in printed, electronic or any other form and including all:

(a)	statutory books and registers, minute books, books of account, trading and financial records, employee records, tax returns and related correspondence;

(b)	customer lists, supplier lists, price lists, pricing models and sales and marketing materials;

(c)	title deeds and other documents of title; and

(d)	originals and copies of all contracts and Authorisations.

Regulatory Authority means:

(a)	any government or local authority and any department, minister or agency of any government; and

(b)	any other authority, agency, commission or similar entity having powers or jurisdiction under any law or regulation or the listing rules of any recognised stock or securities exchange.

Related Entity of a corporation means:

(a)	a related body corporate of that corporation within the meaning of section 50 of the Corporations Act; and

(b)	a trustee of any unit trust in relation to which that corporation, or any corporation referred to in paragraph (a), directly or indirectly:

(i)	controls the right to appoint the trustee; or

(ii)	is in a position to control the casting of, more than one half of the maximum number of votes that might be cast at a meeting of holders of units in the trust; or

(iii)	holds or is in a position to control the disposal of more than one half of the issued units of the trust.

Representatives means, in relation to a party, all officers, employees, professional advisers, agents and attorneys of the party or of its Related Entities.

Resolved Claim means any Claim or Tax Claim in respect of which notice has been given by the Buyer to the Sellers before the Escrow Termination Date and which has been resolved by:

(a)	the Buyer withdrawing the Claim or Tax Claim;

(b)	the Sellers and the Buyer agreeing in writing the amount to be paid in settlement of the Claim or Tax Claim; or

(c)	a court of competent jurisdiction making a final award of damages, or a determination that no damages are payable, in respect of the Claim or Tax Claim.

Restricted Business means any business which is the same or substantially similar to, or competitive with or likely to be competitive with, any material part of the Business as carried on at the Completion Date.

Restricted Persons means Lindon Shiao, Adam Goldsmith, Simon McCauley, Vaughan Wesson, Doug McKay and Kevin Anderson and each entity that is controlled by any of such persons from time to time.

SCRN Notes Sellers means those persons listed in Schedule 1 who hold the SCRN Notes in the principal amount set forth opposite their respective names in Schedule 1.

SCRN Notes means the promissory notes given by Gridsense Systems, Inc. to the SCRN Notes Sellers, as assumed by the Company, to evidence the GPL Debt.

Secured Promissory Note means the Promissory Note given by Gridsense Systems, Inc. to Acorn Energy, Inc., as assumed by the Company, dated July 2, 2008, in the principal amount of CAN $750,000.

Shares means the shares in the capital of the Company specified in Schedule 1.

Shareholders Agreement means the Shareholders Agreement dated 16 June 2009 between the Buyer, Campbell Keenan, Hans Wick, Ulrich Rued, Doston Bradley, Lindon Shiao, Mark Pasquale and Prime Energy Partners as shareholders of Company.

Shareholders Agreement Parties means the parties to the Shareholders Agreement, being Buyer, Campbell Keenan, Hans Wick, Ulrich Rued, Doston Bradley, Lindon Shiao, Mark Pasquale and Prime Energy Partners.

Standard Rate in relation to interest payable on any payment due under this agreement means the rate which is the 90 day Bank Bill Swap Reference Rate (Average Bid) as published in the Australian Financial Review on the first date on which interest accrues on that payment (or if that rate or publication is not published, the rate determined by the Buyer, acting reasonably, to be the nearest equivalent rate having regard to prevailing market conditions) plus (in either case) a margin of 2% per annum.

Subsidiaries means each of the companies specified in Schedule 3.

Systems means all information technology and communications systems used by any Group Company in the conduct of the Business including all hardware, software, networks, mobile communications devices and peripherals.

Tax means any tax, levy, excise, duty, charge, surcharge, contribution, withholding tax, impost or withholding obligation of whatever nature, whether direct or indirect, by whatever method collected or recovered, together with any fees, penalties, fines, interest or statutory charges.

Tax Act means the Income Tax Assessment Act 1936 (Cth) and the Income Tax Assessment Act 1997 (Cth) or either of them.

Tax Assessment means any notice, demand, assessment, amended assessment, determination, return or other document issued by a Tax Authority or lodged with a Tax Authority under a system of self-assessment as a result of which any Group Company may be required to make a payment of Tax or may be deprived of any credit, rebate, relief, right of set off or right to repayment of Tax or any allowance, deduction, tax loss or other benefit.

Tax Authority means any Regulatory Authority responsible for the assessment, collection, withholding or administration of Tax in any country or jurisdiction.

Tax Claim means any claim against the Sellers under clause 16.1.

Tax Warranties means the Warranties set out in paragraph 16 of Schedule 8.

Third Party Claim means any claim or potential claim by any person other than any Buyer Group Member or any Seller or related entity of any Seller against any Group Company.

Transaction Documents means:

(a)	this agreement;

(b)	the Escrow Agreement;

(c)	the Deed Poll of Restraint executed by each of the Restricted Persons;

(d)	the Share Transfer Forms and transfers of the SCRN Notes executed by each Seller in favour of the Buyer; and

(e)	any other document agreed by the parties to be a Transaction Document for the purposes of this agreement.

Transitional Instrument has the meaning given in the Fair Work (Transitional Provisions and Consequential Amendments) Act 2009 (Cth).

Unresolved Claim means any Claim or Tax Claim in respect of which notice has been given by the Buyer to the Sellers before the Escrow Termination Date which is not a Resolved Claim.

Warranties means the warranties set out in Schedule 8.

Warranty Claim means any Claim by the Buyer arising out of a breach of a Warranty, including a Claim under clause 13.6.

1.2	Reasonable endeavours

Any provision of this agreement which requires a party to use reasonable endeavours or all reasonable endeavours to procure that something is performed or occurs or does not occur does not include any obligation:

(a)
to pay any money or to provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person except for payment of any applicable fee for the lodgement or filing of any relevant application with any Regulatory Authority; or

(b)	to commence any legal action or proceeding against any person,

except where that provision expressly specifies otherwise.

1.3	Knowledge and awareness of the Sellers

If any Warranty is qualified by the Sellers' awareness or knowledge, the facts of which the Seller is aware or that are within the Sellers' awareness or knowledge are taken to be:

(a)	all facts of which the Sellers or any director, officer or senior manager of the Sellers is actually aware at the relevant time; and

(b)
all facts of which the Sellers or any director, officer or senior manager of the Sellers would have been aware at the relevant time had that person made due and careful enquiries of all people who might reasonably be expected to have knowledge or awareness of relevant facts.

1.4	Business days

If the day on which any act to be done under this agreement is a day other than a Business Day, that act must be done on the immediately preceding Business Day except where this agreement expressly specifies otherwise.

1.5	General rules of interpretation

In this agreement headings are for convenience only and do not affect interpretation and, unless the contrary intention appears:

(a)	an obligation or a liability assumed by 2 or more persons binds them jointly and severally and a right conferred on 2 or more persons benefits them jointly and severally;

(b)	a word importing the singular includes the plural and vice versa, and a word of any gender includes the corresponding words of any other gender;

(c)	the word including or any other form of that word is not a word of limitation;

(d)	if a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(e)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or parties in a joint venture, a partnership and a trust;

(f)
a reference to a party includes that party's executors, administrators, successors and permitted assigns, including persons taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

(g)	a reference to a document (including this agreement) is to that document as varied, novated, ratified or replaced from time to time;

(h)
a reference to a party, clause, schedule, exhibit, attachment or annexure is a reference to a party, clause, schedule, exhibit, attachment or annexure to or of this agreement, and a reference to this agreement includes all schedules, exhibits, attachments and annexures to it;

(i)
a reference to an agency or body if that agency or body ceases to exist or is reconstituted, renamed or replaced or has its powers or function removed (obsolete body), means the agency or body which performs most closely the functions of the obsolete body;

(j)
a reference to a statute includes any regulations or other instruments made under it (delegated legislation) and a reference to a statute or delegated legislation or a provision of either includes consolidations, amendments, re-enactments and replacements;

(k)
a reference to $ or dollar is to United States Dollars and any conversion of United States Dollars to or from Australian Dollars or Canadian Dollars will use the conversion rate then in effect on 16 October 2009, as set out in Schedule 1A;and

(l)	this agreement must not be construed adversely to a party just because that party prepared it or caused it to be prepared.

2.	Conditions precedent

2.1	Conditions

Clauses 3, 4 and 6 do not become binding on the parties and have no force or effect, and Completion cannot take place, unless each of the conditions listed in the first column of the following table has been either satisfied or waived in accordance with clause 2.4:

Condition		Right to waive

(a)	satisfactory completion of the Buyer's due diligence as determined by the Buyer in its sole discretion;	Buyer

(b)
all approvals of any Regulatory Authority which the Sellers and the Buyer agree are necessary or desirable to implement the transactions contemplated by this agreement have been obtained either unconditionally or on conditions satisfactory to the Buyer acting reasonably and have not been withdrawn or revoked;
Buyer

(c)
no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, no preliminary or final decision, determination, or order issued by any Regulatory Authority and no other legal restraint preventing any of the transactions contemplated by this agreement is in effect;
Buyer

(d)	no Material Adverse Change has occurred;	Buyer

(e)
a resolution of the shareholders of any Seller that is not a natural person has been passed at a duly convened general meeting of that Seller to approve the transactions contemplated by this agreement and entry into and performance of each of the Transaction Documents by the relevant Seller;
Buyer

(f)
the Buyer has received a certified copy of each consent required under each Lease and each Key Contract to the acquisition of the Shares by the Buyer and the change of control of the Company resulting from that acquisition of the Shares each of which is unconditional or subject only to conditions reasonably acceptable to the Buyer; and
Buyer

(g)
the Company and the relevant counterparties have executed binding agreements to reflect the following:

(i) the royalty payment percentage payable by the Company to Kevin Anderson and Doug McKay will be reduced from 12.5% to 6% and the Company will issue to Kevin Anderson and Doug McKay or their designee 400,000 Shares, and

(ii) the debt (inclusive of principal and accrued and unpaid interest) of AUD $1,400,000 (US $1,287,076) owed by the Company to Keenan Campbell will be reduced to AUD $700,000 (US $643,538) of which amount AUD $645,613 (US $593,538) will be payable by the Company to Keenan Campbell on the Completion Date (such debt having been paid down with the payment of AUD $54,387 (US $50,000) earlier paid by the Company to Keenan Campbell.
Buyer

2.2	Reasonable endeavours to satisfy Conditions

Each party must use all reasonable endeavours to ensure that each Condition is satisfied as soon as practicable after the date of this agreement and in any event before the End Date and in particular:

(a)	the Buyer must as soon as practicable:

(i)
prepare and lodge each notice or application required to be given or made to the relevant Regulatory Authority for the purposes of procuring the satisfaction of the Conditions set out in clause 2.1(b);

(ii)
provide to the Sellers all information reasonably required by the Sellers to enable the Sellers to prepare any document referred to in clauses 2.2(b)(i) and 2.2(b)(iii) or otherwise for the purposes of procuring the satisfaction of any Condition;

(b)	the Sellers must as soon as practicable:

(i)
prepare any notice of meeting and related documentation for the purposes of procuring the satisfaction of the Condition set out in clause 2.1(e) and allow the Buyer a reasonable opportunity to review and comment on the documents prior to distribution to members;

(ii)
amend any factual inaccuracy, and consider in good faith any other comments notified to it by the Buyer following review of the documents by the Buyer and must as soon as practicable finalise and dispatch those documents to the Sellers' shareholders;

(iii)
prepare and dispatch notices and requests for consent to each party from whom consent is required under each Lease and each Key Contract for the purposes of procuring the satisfaction of the Condition set out in clause 2.1(f); and

(iv)	provide to the Buyer all information reasonably required by the Buyer to enable the Buyer to prepare any document for the purposes of procuring the satisfaction of any Condition;

(c)
each party must otherwise co-operate with, and comply with all reasonable requests of the other party for the purposes of procuring the satisfaction of any Condition and must not take any action that will or is likely to hinder or prevent the satisfaction of any Condition; and

(d)	each party must keep the other party informed of any fact, matter or circumstance of which it becomes aware that may result in a Condition not being satisfied in accordance with its terms.

2.3	Notice in relation to satisfaction of Conditions

Each party must within 1 Business Day after becoming aware of the satisfaction of any Condition notify the other party of the satisfaction of that Condition and provide reasonable evidence that the Condition has been satisfied.

2.4	Waiver of Conditions

A Condition may be waived and may only be waived:

(a)	if one party is specified in the second column of the table in clause 2.1 opposite that Condition, by that party by notice to the other party; or

(b)	if more than one party is specified in the second column of the table in clause 2.1 opposite that Condition, by written agreement between all of those parties.

A party entitled to waive or to agree to waive a Condition under this clause 2.4 may do so in its absolute discretion.  A party that waives or agrees to waive a Condition is not prevented from bringing a Claim against any other party in respect of any breach of this agreement that caused that Condition not to be satisfied.

2.5	Failure of Conditions

A party is entitled to terminate this agreement by notice to the other party at any time before Completion:

(a)
if any Condition has become incapable of satisfaction and that Condition has not been waived in accordance with clause 2.4 within 5 Business Days after the occurrence of the fact, matter or circumstance which caused that Condition to become incapable of satisfaction;

(b)	if any Condition has not been satisfied or waived in accordance with clause 2.4 before the End Date; or

(c)	if any Condition, having been satisfied on or before the End Date, ceases to be satisfied before Completion,

except where the relevant Condition has become incapable of satisfaction, has not been satisfied, or ceases to be satisfied, as a direct result of a failure by the party seeking to terminate to comply with its obligations under clause 2.2.

3.	Sale and purchase of Shares and SCRN Notes

3.1	Sale and purchase

On Completion the Sellers and the SCRN Notes Sellers must sell and the Buyer must buy the Shares and the SCRN Notes for the Purchase Price free from all Encumbrances and together with all rights attaching or accruing to the Shares and the SCRN Notes after the date of this agreement.

3.2	Nominee shareholdings

If legal title to any of the Shares or the SCRN Notes is held by any third party as nominee of the Sellers or the SCRN Notes Sellers, as the case may be, the Sellers and the SCRN Notes Sellers must procure that third party to transfer the legal right, title and interest in such Shares or SCRN Notes to the Buyer.

4.	Purchase Price

4.1	Purchase Price

The Purchase Price payable for the Shares and the SCRN Notes is the aggregate of the Initial Purchase Price set forth in clause 4.2 and the Earn Out Amount calculated in accordance with clause 8.

4.2	Initial Purchase Price

(a)
The initial purchase price (Initial Purchase Price) payable for the Shares and SCRN Notes is the sum of (i) the dollar amount of the principal and unpaid accrued interest owed by the Company to the SCRN Notes Sellers as of March 11, 2010, the “SCRN Debt” ($1,763,555.44) and (ii) $4,383,720 less the dollar amount of the principal and unpaid accrued interest owed by the Company as of March 11, 2010 to the Buyer ($868,977.41) and the SCRN Debt multiplied by the Ownership Fraction, with the Initial Purchase Price being $2,986,900.09.

(b)	The Initial Purchase Price ($2,986,900.09) is to be allocated between the Shares and the SCRN Notes as follows:

(i)	$1,763,555.44 is payable for the SCRN Notes; and

(ii)	$1,223,344.65 is payable for the Shares.

4.3	Payment of Initial Purchase Price

The Initial Purchase Price must be paid as follows on Completion:

(a)
the Buyer must pay the Completion Payment as to one-half of the amount of the Initial Purchase Price for the SCRN Notes ($881,777.72) to the relevant SCRN Notes Sellers in accordance with clause 6.6(a) and clause 21; and

(b)
the Buyer must apply the Initial Purchase Price for the Shares ($1,223,344.65) and the remaining one-half of the Initial Purchase Price for the SCRN Notes ($881,777.72) to the delivery of Buyer Shares, and the number of Buyer Shares to be so delivered will be determined and based on a per share price of $5.91 (being the volume weighted average price of the Buyer’s common stock on the Nasdaq Global Market during the 20 trading sessions that ended on October 16, 2009).  The Buyer Shares constituting payment for the Shares held by the Sellers who are not SCRN Notes Sellers must be delivered in accordance with clause 6.6(c).  The Buyer Shares constituting payment for one-half the SCRN Notes and the Shares held by SCRN Notes Sellers must be delivered into the Escrow Account, to be held by the Escrow Agent on behalf of the relevant Sellers and SCRN Notes Sellers in accordance with the Escrow Agreement, and to be dealt with in accordance with clause 9.

4.4	Adjustment for certain payments

Any payment made:

(a)	by the Sellers to a Buyer Group Member for a Warranty Claim or under clause 16, will be treated as a pro-rata reduction in the purchase price of each Share and SCRN Note; or

(b)	by the Buyer to the Sellers under clause 14.9 or clause 16.5, will be treated as a pro-rata increase in the purchase price of each Share and SCRN Note.

5.	Period before Completion

5.1	Buyer access

For the purposes of assisting the Buyer and its Representatives to understand the Business and to prepare for the transition to the Buyer's normal working procedures, the Sellers must procure that from the date of this agreement until Completion the Buyer and its Representatives are given full access to:

(a)	the Assets, Properties and Records; and

(b)	all officers and employees of any Group Company and the Auditor during business hours.

5.2	Conduct of Business

The Sellers must procure that until Completion, except with the prior written consent of the Buyer, each Group Company:

(a)
conducts the Business in the ordinary and usual course consistent with its usual business practices and does not make any significant change to the nature or scale of any activity comprised in the Business;

(b)
conducts the Business in accordance with all applicable laws and regulations including, but not limited to, making all necessary income tax, payroll tax, goods and services tax and other tax payments and tax filings in a timely manner in all jurisdictions in which the Company or its subsidiaries operate;

(c)	maintains and complies with the terms of all Authorisations necessary to own and operate the Assets, occupy the Properties and conduct the Business;

(d)	keeps and maintains proper records of all its dealings and transactions relating to the Business;

(e)	pays all amounts owing to trade or other creditors of each Group Company in accordance with applicable payment terms;

(f)	protects and maintains each of its physical assets and intellectual property and must maintain appropriate and adequate insurance in respect of each of those assets which are insurable;

(g)	maintains all Authorisations required to carry on the Business; and

(h)	consults with the Buyer in relation to the preparation and approval of any budget or business plan relating to the Business.

5.3	Restricted conduct

The Sellers must procure that until Completion, except with the prior written consent of the Buyer, each Group Company does not:

(a)	issue or allot any share capital or options, securities or other rights convertible into share capital;

(b)	buy back or redeem any shares or otherwise reduce its share capital or provide financial assistance for the acquisition of its own shares or shares in its holding company;

(c)	declare or pay any dividends or other distributions;

(d)	alter the provisions of its constitution;

(e)	dispose of or create any Encumbrance over, or declare itself the trustee of, any asset except in the ordinary course of business;

(f)	incur or enter into commitments to incur capital expenditure in excess of $5,000 for any individual item or $10,000 in aggregate;

(g)	enter into any Material Contract;

(h)	terminate or vary the terms of, or do or omit to do anything which might result in the termination or variation of, any Material Contract or Key Contract;

(i)
do or omit to do anything which might result in the variation, termination, suspension, revocation or non-renewal of any Authorisation held by that Group Company which is material to the operation of the Business;

(j)	incur any indebtedness except for borrowing under its existing bank facilities not exceeding $5,000 or indebtedness to trade creditors incurred in the ordinary course of business;

(k)	exceed any limitation on indebtedness imposed by, or breach any other covenant given in favour of, any lender or other financier to that Group Company;

(l)	enter into any new bank facilities or other financial accommodation;

(m)	enter into any Guarantee or indemnity on behalf of any person or provide security for the obligations of any person except in the ordinary course of business;

(n)	except in the ordinary course of business or as required by law or by the terms of any Transitional Instrument, or Enterprise Agreement or Modern Award or other existing terms of employment:

(i)	engage any person for employment whose annual remuneration (inclusive of superannuation) exceeds $50,000;

(ii)	terminate the employment of any employee whose annual remuneration (inclusive of superannuation) exceeds $50,000;

(iii)
increase or make any representation about an increase in the annual remuneration of any employee or create or increase any entitlement for any employee to receive a bonus or other payment in addition to annual remuneration; or

(iv)	otherwise vary the terms of employment or engagement of any employee;

(o)
pay any retirement allowance or superannuation benefit to any director or employee, except for any payment required by law or by the terms of any Transitional Instrument, or Enterprise Agreement or Modern Award, service contract or retirement or redundancy policy disclosed to the Buyer in the Due Diligence Materials;

(p)	enter into any profit sharing or profit or equity participation arrangement with any employee, agent, distributor, representative, director or other person;

(q)	revalue any of its assets;

(r)	change any accounting policies or practices unless such change is required by law;

(s)	make any material Tax election or settle or compromise any material liability relating to Tax;

(t)
commence any litigation, mediation or arbitration or any other form of dispute resolution the costs of which are likely to exceed $5,000 other than as claimant for the collection of debts not exceeding $20,000 in the ordinary course of business;

(u)	settle or compromise any claims, demands or proceedings for an amount in excess of $5,000 or take steps to do so;

(v)	terminate or permit the termination or amendment of, or fail to renew on its expiry, any insurance policy held by that Group Company as at the date of this agreement;

(w)	destroy or otherwise dispose of any Records; or

(x)	authorise, or agree conditionally or otherwise to do, any of the things referred to in this clause 5.3.

5.4	Consents to change in control

Without limiting the provisions of clause 2.2, The Buyer and the Sellers must from the date of this agreement until Completion use all reasonable endeavours to obtain on or before Completion all consents that are required under the terms of any Lease or Material Contract to the change in control of the Company that will occur on Completion on terms reasonably acceptable to both the Sellers and the Buyer and in particular must:

(a)	in relation to each Lease and Material Contract under which a consent is required jointly approach the relevant landlord or counterparty to request that consent; and

(b)	provide all information reasonably required by the relevant landlord or counterparty or any mortgagee of the relevant landlord in connection with the request for consent.

5.5	Other discussions

The Sellers must immediately after this agreement is executed terminate all discussions with any person other than the Buyer in relation to the sale of the Shares or the SCRN Notes with any person other than the Buyer and:

(a)
must not and must ensure that its Representatives do not without the prior written consent of the Buyer solicit or respond to any other proposal in relation to the Shares, the SCRN Notes or the assets of the Business; and

(b)
must as soon as practicable after the date of this agreement exercise all rights available to it to ensure that any Confidential Information that has been provided to any other party in relation to the potential sale of the Shares or the assets of the Business is returned to the Sellers or destroyed by the person holding such Confidential Information.

5.6	Notification of breach

If at any time before Completion any of the Sellers is in breach of its obligations under clause 5.2 or clause 5.3 the Sellers must promptly provide notice to the Buyer describing the fact, matter or circumstance giving rise to the breach in reasonable detail.

5.7	Termination by Buyer

If any time before Completion:

(a)	any of the Sellers is in breach of clause 5.2 or clause 5.3 and such breach has or is reasonably likely to give rise to a Material Adverse Change;

(b)	a Material Adverse Change occurs,

then the Buyer may:

(c)	by notice to the Sellers at any time before Completion terminate this agreement; or

(d)
proceed to Completion in which case the Buyer will be entitled to make a Claim in respect of any breach referred to in clause 5.7(a) or any other breach of this agreement (including a breach of the Warranties) that contributed to the Material Adverse Change.

If Completion does not occur by 15 February 2010 the Sellers will cause the Company to provide the Buyer by 15 February 2010 with audited financial statements of the Group Companies which are in compliance with U.S. Securities and Exchange Commission reporting requirements for the year ended 31 December 2009.

6.	Completion

6.1	Time and place for Completion

Completion must take place at the offices of Clayton Utz, 1 O'Connell Street, Sydney, NSW, Australia at 8.00am on the later of:

(a)	the date which is 5 Business Days after all of the Conditions have been satisfied or waived in accordance with clause 2.4; and

(b)	approval of all terms and conditions of this agreement by the shareholders and the directors of the Company and the directors of the Buyer,

or at such other place, date or time as the Sellers and the Buyer agree in writing.

6.2	Provision of information before Completion

The Buyer must provide to the Sellers no later than 3 Business Days before Completion:

(a)	the names of any director, secretary and public officer of each Group Company that the Buyer does not require to resign on Completion;

(b)	the names of each person that the Buyer requires to be appointed as a director, secretary or public officer of any Group Company together with a signed consent to act in that capacity; and

(c)	the address of any new registered office that the Buyer requires any Group Company to adopt.

6.3	Sellers delivery obligations

At Completion, the Sellers and the SCRN Notes Sellers, as may be relevant, must deliver to the Buyer:

(a)
completed transfers of the Shares in favour of the Buyer as transferee duly executed by the registered holder as transferor and share certificates, or duly executed indemnities for lost share certificates, in respect of all Shares;

(b)
completed transfers of the SCRN Notes in favour of the Buyer as transferee duly executed and endorsed by the respective SCRN Notes Sellers and delivery of the original SCRN Notes, or duly executed indemnities for lost SCRN Notes, in respect of all SCRN Notes;

(c)
all statutory registers, minute books and other record books, financial records, including asset registers, management accounts, budgets, ledgers, journals, books of account and other Records of each Group Company and the common seal, if any, of each Group Company;

(d)	possession of each Property, all keys to each Property and all title documents and other documents held by each Group Company in connection with the ownership of each Property;

(e)	all insurance policies and certificates of currency in relation to all insurances held by each Group Company;

(f)
the written resignation in the form attached as Attachment 5 of each director, secretary and public officer of each Group Company except for any director, secretary or public officer notified by the Buyer under clause 6.2(a) and who has agreed to remain in office;

(g)
documentation evidencing to the satisfaction of the Buyer the repayment of all indebtedness owing from any Seller or any person connected with or associated with any Seller to any Group Company procured in accordance with clause 10.1.

(h)	the written consent and waiver of any person holding any pre-emptive right or similar right in relation to the sale or transfer of the Shares under this agreement;

(i)	duly signed minutes of each meeting convened under clause 6.5;

(j)	an original counterpart of each other Transaction Document duly executed by each of the Sellers;

(k)
an original counterpart of the Tax Release Deed duly executed by the Sellers and each Group Company and documentation evidencing to the satisfaction of the Buyer the payment by each Group Company by Completion of any Tax that is due and payable by a Group Company to the relevant Tax Authority; and

(l)	copies of the executed legal documents used to satisfy the conditions set forth in clauses 2.1(e), and 2.1(g).

6.4	Delivery method

Any document or other item specified in clause 6.3(c), 6.3(d) or 6.3(e) may be delivered to the Buyer by leaving that document or other item in a safe and appropriate place at the Property at which it is located on the Completion Date.

6.5	Board meetings

The Sellers must procure that on or before Completion a meeting of the directors of each Group Company is duly convened and held at which the directors resolve, subject to Completion occurring:

(a)	in the case of the Company to approve the registration of the Buyer as the holder of the Shares;

(b)	to record the resignation of each director, secretary and public officer of each Group Company whose resignation effective from Completion is to be delivered under clause 6.3(f);

(c)	to appoint as directors, secretaries and public officers of each Group Company each person notified under clause 6.2(b);

(d)	to change the registered office of each Group Company to the address notified under clause 6.2(c);

(e)	to revoke each existing authority to operate any bank account of each Group Company and approve such new authority as may be provided by the Buyer to the Sellers before the relevant board meeting; and

(f)	to revoke any existing powers of attorney granted by each Group Company.

6.6	Buyer payment and delivery obligations

At Completion the Buyer must:

(a)	pay the Completion Payment to the Sellers;

(b)	deliver the Buyer Shares constituting the Escrow Amount into the Escrow Account;

(c)	deliver the Buyer Shares constituting payment for the Shares held by those Sellers who are not SCRN Notes Sellers; and

(d)
deliver to the Sellers an original counterpart of each other Transaction Document duly executed by the Buyer and deliver to SCRN Notes Sellers an original counterpart of each other Transaction document relating to the SCRN Notes duly executed by Buyer.

6.7	Interdependence of obligations at Completion

The obligations of the parties under clauses 6.3, 6.5, and 6.6 are interdependent and must be performed, as nearly as possible, simultaneously.  If any obligation specified in clauses 6.3, 6.5 or 6.6 is not performed on or before Completion then, without limiting any other rights of the parties, Completion is taken not to have occurred and any document delivered, or payment made, under clause 6.3 or clause 6.6 must be returned to the party that delivered it or paid it.

6.8	Notice to complete

If Completion does not occur in accordance with this clause 6 because of the failure of any party (the Defaulting Party) to satisfy any of its obligations under this clause 6 then:

(a)	the Buyer (where the Defaulting Party is any of the Sellers); or

(b)	the Sellers (where the Defaulting Party is the Buyer),

(in either case the Non-Defaulting Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within a period of 5 Business Days after the date of the notice and specifying that time is of the essence in relation to that notice.

6.9	Remedies for failure to comply with notice

If the Defaulting Party fails to comply with a notice given under clause 6.8, the Non-Defaulting Party may without limiting its other rights or remedies available under this agreement or at law:

(a)	immediately terminate this agreement, in which case the Non-Defaulting Party may seek damages for breach of this agreement; or

(b)	seek specific performance of this agreement, in which case:

(i)	if specific performance is obtained the Non-Defaulting Party may also seek damages for breach of this agreement; and

(ii)	if specific performance is not obtained the Non-Defaulting Party may then terminate this agreement and may seek damages for breach of this agreement.

6.10	Title and risk

Beneficial ownership of and risk in the Shares and the SCRN Notes will pass from the Sellers and the SCRN Note Sellers to the Buyer on Completion.

7.	Shareholders Agreement

7.1	Waiver of pre-emptive rights

Each Shareholders Agreement Party irrevocably waives any and all rights under clauses 14.1 and 15.1 of the Shareholders Agreement.

7.2	Termination and release of rights under the Shareholders Agreement

Each Shareholders Agreement Party acknowledges that:

(a)	the Shareholders Agreement is terminated with effect immediately prior to Completion; and

(b)
it has no claim against any Shareholders Agreement Party and will not bring any claim against any other Shareholders Agreement Party that the party may have or claim to have or but for this agreement might have had against each other Shareholders Agreement Party (including any claim of which the party is not aware, or could not have been aware, at the date of this agreement) arising from or in connection with the Shareholders Agreement.

7.3	Bar to proceedings

The Buyer may plead the clause 7.2(b) as a complete defence to any proceedings arising from or in connection with the matters the subject of clause 7.2(b).

8.	Earn out

8.1	Additional definitions

Earn Out Amount has the meaning given in clause 8.2.

8.2	Earn Out Amount

The Earn Out Amount is the amount determined in accordance with the following calculations:

(a)
The Incremental Sales Increase amount is to be multiplied by 50% and further multiplied by the Ownership Fraction, but in no event will such amount exceed an amount equal to $2,435,400 multiplied by the Ownership Fraction.

(b)
The Earn Out Amount will be payable as soon as the Incremental Sales Increase can be reasonably determined by the Buyer’s Auditor as set forth below but in no event prior to the date of Buyer’s Auditor’s report related to the consolidated financial statements of the Buyer for the year ending December 31, 2010 that are included in Buyer’s Form 10-K and filed with the U.S. Securities and Exchange Commission for such year.

(c)	For illustrative purposes only, the calculation of the Earn Out Amount is illustrated as follows (all figures are in US Dollars):

(i)	2010 Company Sales - $9,000,000

•	$9,000,000
 -4,383,720

$4,616,280

•	$4,616,280 x 50% x 35,202,812/50,917,097 = $1,595,790

•	Maximum amount of earn out is:

$2,435,400 x 35,202,812/50,917,097 = $1,683,836

•	Earn Out Amount is $1,595,790

(ii)	2010 Company Sales - $10,000,000

•	$10,000,000
-4,383,720

$ 5,616,280

•	$5,616,280 x 50% x 35,202,812/50,917,097 = $1,941,548

•	Maximum amount of earn out is:

$2,435,400 x 35,202,812/50,917,097 = $1,683,836

•	Earn Out Amount is $1,683,836

(d)
In the event the consent by the Commonwealth of Australia acting through the Department of Innovation, Industry, Science and Research (the DIISR) is not received with respect to the financial grant to the Company by DIISR and any portion of the DIISR grant must be repaid by the Company to DIISR, then the Earn Out Amount will be reduced by an amount equal to the amount of the DIISR grant repaid or required to be repaid.

(e)
The Earn Out Amount will be provided in cash or Buyer Shares or any combination thereof at the Buyer’s discretion (provided, however, the Buyer will give good faith consideration to the combination of cash and/or Buyer Shares to be provided in payment of the Earn Out Amount as requested by the Sellers), and the number of Buyer Shares, if any, to be furnished in payment of the Earn Out Amount will be determined and based on the volume weighted average price of the Buyer’s common stock on the Nasdaq Global Market during the 20 trading sessions that end on the day of the date of the Buyer’s auditor’s report related to the consolidated financial statements of Buyer for the year ending December 31, 2010 that are included in Buyer’s Form 10-K and filed with the U.S. Securities and Exchange Commission for such year.

(f)	The Buyer Shares issued as payment for the Earn Out Amount will be delivered and paid into the Escrow Account, and any cash portion of the Earn Out Amount will be paid to the Sellers.

8.3	Earn out protections

During the period commencing on the Completion Date and ending on 31 December 2010, the Buyer must procure that the Company:

(a)
carries on the Business in a normal, proper and efficient manner and in the ordinary course and does not materially change the nature or scale of the Business or the manner in which the Business and its affairs are conducted;

(b)
conducts the Business for the purpose of developing and enhancing the Business and ensuring that maximum profitability of the Company is achieved, consistent with prudent financial and business management;

(c)	is treated as a separate business unit for accounting purposes a;

(d)	does not enter into any contract or commitment outside of its ordinary course of business or which is not on arm's length terms;

(e)
does not dispose of any material part of its Business or assets (other than a disposal to an affiliate of Buyer provided that such assets will continue to be included in the accounting results of the business unit for the purposes of (c) above);

(f)	does not sub-contract or otherwise transfer any revenue-generating activity of the Business to another entity;

(g)	does not pass a resolution to wind up the Company or to cause the Company to stop carrying on any part of the Business, except as necessary to comply with any applicable law; and

(h)
does not do, consent to, approve or permit to be done any act or thing or enter into any transaction, agreement or arrangement with any person which is likely to frustrate or impede the objectives referred to in sub paragraphs (a) to (g) above.

8.4	Inconsistent steps

In the event that the Buyer wishes to take any steps in relation to the Company which are inconsistent with clause 8.1 above the Buyer and the Sellers must negotiate in good faith an appropriate adjustment to the calculation of the Incremental Sales Increase so that the Earn Out Amount is not adversely affected by those steps being taken and the Buyer may take those steps if, but only if, an appropriate adjustment has been agreed in writing between the Buyer and the Sellers.

9.	Escrow Account

9.1	Establishment of Escrow Account

On or before Completion:

(a)	the Buyer must deliver to each of the SCRN Notes Sellers and the Escrow Agent a counterpart of the Escrow Agreement duly executed by the Buyer;

(b)	the SCRN Notes Sellers must deliver to each of the Buyer and the Escrow Agent a counterpart of the Escrow Agreement duly executed by the SCRN Notes Sellers; and

(c)
the Buyer and the SCRN Notes Sellers must procure that the Escrow Agent delivers to each of the Buyer and the SCRN Notes Sellers a counterpart of the Escrow Agreement duly executed by the Escrow Agent and must take all other steps necessary to procure that the Escrow Account is opened.

9.2	Operation of Escrow Account

The Buyer and the SCRN Notes Sellers must promptly give or join in giving all instructions and take all other steps as may be necessary to procure that the Escrow Account is operated, and the Escrow Amount (including interest accruing on it, if any) is applied, in accordance with this clause 9.

9.3	Payments in respect of Resolved Claims before Escrow Termination Date

If before the Escrow Termination Date a payment becomes due to the Buyer in respect of any Resolved Claim then within 5 Business Days after such payment becomes due an amount equal to the lower of that amount and the Escrow Amount must be paid out of the Escrow Account to the Buyer.

9.4	No Unresolved Claims on Escrow Termination Date

If there are no Unresolved Claims outstanding on the Escrow Termination Date, the Escrow Amount must be paid to the SCRN Notes Sellers on the date that is 5 Business Days after the Escrow Termination Date.

9.5	Unresolved Claims on Escrow Termination Date

If any Unresolved Claim is outstanding on the Escrow Termination Date:

(a)	an amount equal to the lower of:

(i)	the amount of all Unresolved Claims then outstanding; and

(ii)	the Escrow Amount,

must be retained in the Escrow Account and dealt with in accordance with clause 9.5(c);

(b)	the balance, if any, of the Escrow Amount must be released to the SCRN Notes Sellers on the date that is 5 Business Days after the Escrow Termination Date;

(c)	if that Unresolved Claim subsequently becomes a Resolved Claim and a payment becomes due to the Buyer in respect of that Resolved Claim, then:

(i)	within 5 Business Days after such payment becomes due an amount equal to the lower of that amount and the Escrow Amount must be paid out of the Escrow Account to the Buyer; and

(ii)	after such payment has been made the provisions of clauses 9.5(a) and 9.5(b) will be applied as if references to the Escrow Termination Date were to the date on which that payment was made; and

(d)
if that Unresolved Claim subsequently becomes a Resolved Claim and no payment is due to the Buyer in respect of that Resolved Claim then the provisions of clauses 9.5(a) and 9.5(b) will immediately be applied as if references to the Escrow Termination Date were to the date on which that Unresolved Claim became a Resolved Claim.

9.6	Interest

The SCRN Notes Sellers and the Buyer are each entitled to one half of all interest earned on the Escrow Amount and one half of all interest credited to the Escrow Account during each Financial Year in which the Escrow Account remains open must be paid out of the Escrow Account to each of the SCRN Notes Sellers and the Buyer within 10 Business Days after the earlier of the end of that Financial Year and the Escrow Termination Date.

9.7	No limitation on rights to recover

Nothing in this clause 9 limits any rights or remedies of the Buyer under this agreement or otherwise to recover any amount due to it in respect of any adjustment to the Purchase Price or any Claim or Tax Claim and to the extent that the Escrow Amount is insufficient to satisfy any such amount due to the Buyer, any excess must be paid to the Buyer by the SCRN Notes Sellers.

9.8	Legends on Buyer Shares

Buyer Shares shall bear the legend set forth in clause 18.1(j).  In addition to the restrictions set forth in such legend, with respect to the Buyer Shares issued to each Seller hereunder, one-half of such Buyer Shares shall not be able to be transferred for a period of six months after the Completion Date, and the remaining one-half of such Buyer Shares shall not be able to be transferred for a period of one year after the Completion Date; provided, however, notwithstanding anything in this agreement to the contrary, so long as there is an Unresolved Claim such Buyer Shares may not be transferred in any manner until such time as such Unresolved Claim becomes a Resolved Claim.

10.	Repayment of indebtedness

10.1	Indebtedness owed to the Group Companies

The Sellers must procure that on or before Completion all indebtedness owed from any Seller or any person connected with or associated with any Seller to each Group Company other than amounts owing in the normal course of trading on arm's length terms is repaid in full together with all interest accrued up to Completion.

10.2	Indebtedness owed to any Seller

The Sellers must procure that on or before Completion all indebtedness owed from any Group Company to any person connected with or associated with any Seller other than amounts owing in the normal course of trading on arm's length terms is repaid in full together with all interest accrued up to Completion.

11.	Restraint

11.1	Non-competition

The Restricted Persons must not, and the Sellers must procure that each other Restricted Person does not:

(a)	carry on any Restricted Business as principal or on its own account or as agent for any other person;

(b)	have any direct or indirect financial interest in any Restricted Business including as shareholder, member, unitholder, beneficiary, partner, guarantor, lender or financier; or

(c)	provide services in relation to any Restricted Business including as director, partner, or employee of, or adviser or consultant to, any person referred to in clauses 11.1(a) or 11.1(b).

11.2	Non-solicitation

The Restricted Persons must not, and the Sellers must procure that each other Restricted Person does not:

(a)
approach any person who is at Completion or was at any time during the 2 year period before Completion a customer of any Group Company for the purpose of obtaining that person as a customer for goods or services of the type provided by any Group Company at Completion;

(b)	induce or encourage any person who was at any time during the 12 month period before Completion an employee of any Group Company to leave the employment of any Group Company; or

(c)	interfere with the relationship between any Group Company and any of its customers, employees or suppliers.

11.3	Restraint period

The undertakings in clauses 11.1 and 11.2 are given for each of the periods starting on the Completion Date and ending:

(a)	on the date that is 3 years after the Completion Date;

(b)	on the date that is 2 years after the Completion Date;

(c)	on the date that is one year after the Completion Date.

11.4	Restraint area

The undertakings in clause 11.1 apply only if the Restricted Business in relation to which the activity prohibited by clause 11.1 occurs is within:

(a)	United States, Australia, Canada, Philippines, Papua New Guinea, New Zealand, China, Fiji and South Africa;

(b)	United States, Australia, Canada, New Zealand and South Africa;

(c)	United States, Australia and Canada.

11.5	Separate restrictions

The parties agree that:

(a)
clauses 11.1, 11.3 and 11.4 have effect together as if they consisted of separate restrictions, each resulting from combining an undertaking in clause 11.1 with a period in clause 11.3 and an area in clause 11.4, and each being severable from each other restriction;

(b)
clauses 11.2 and 11.3 have effect together as if they consisted of separate restrictions, each resulting from combining an undertaking in clause 11.2 with a period in clause 11.3 and each being severable from each other restriction; and

(c)	if any of those restrictions is invalid or otherwise unenforceable for any reason, the invalidity or unenforceability does not affect the validity or enforceability of any of the other restrictions.

11.6	Exceptions

Clauses 11.1 and 11.2 do not prevent any Restricted Person from:

(a)
holding securities in any listed corporation or unit trust which in aggregate carry not more than 5% of the votes which could be cast at a general meeting of that corporation or a meeting of holders of units in that unit trust; or

(b)
advertising employment vacancies in any newspaper, website or other publication or through a recruitment agency (except where the recruitment agency targets employees of any Group Company) and interviewing and negotiating with any person responding to such advertisement.

11.7	Assignment

Notwithstanding any other provision of this agreement, the Buyer is entitled to assign the benefit of this clause 11 to any purchaser of the Shares or the shares of any Group Company or the Business.

11.8	Acknowledgement

The Sellers acknowledges that all the prohibitions and restrictions in this clause 11 are reasonable in the circumstances and necessary to protect the goodwill of the Business.

11.9	Proceedings

The Restricted Persons acknowledge that damages alone would not be adequate to compensate the Buyer for any breach by the Restricted Persons of this clause 11 and agree that:

(a)
without limiting the relief that the Buyer is entitled to seek, the Buyer may seek an injunction if any of the Restricted Persons is in breach or threatens to breach, or if the Buyer reasonably believes that any of the Restricted Persons will breach the provisions of this clause 11; and

(b)
the Restricted Persons will not make any submission or contention in any proceeding at which the Buyer seeks an injunction in relation to any breach, or any alleged, threatened or apprehended breach, of this clause 11 to the effect that granting an injunction is not appropriate because the payment of damages alone would be adequate to compensate the Buyer.

12.	Other obligations following Completion

12.1	Power of attorney

In consideration of the Buyer entering into this agreement and for other valuable consideration, the Sellers and the SCRN Note Sellers (each an Appointor) irrevocably appoint the Buyer as its attorney from Completion until the Buyer becomes registered as the holder of the Appointor's Shares and any SCRN Notes with authority to exercise all powers of a registered holder of the Shares and SCRN Notes (as the case may be) and during the term of that appointment:

(a)	the Buyer may do in the name of the Appointor and on its behalf everything necessary or expedient in the Buyer's sole discretion to:

(i)	exercise any rights attaching to the Shares and SCRN Notes (as the case may be), including rights to appoint a proxy or representative and voting rights; and

(ii)	receive any dividend or other entitlement paid or credited to the Appointor in respect of the Shares and SCRN Notes (as the case may be); and

(b)
unless requested by the Buyer, the Appointor must not, whether by corporate representative, proxy or otherwise, attempt to attend or vote at any general meeting of the Company (or of the holders of the SCRN Notes) or take any other action as the registered holder of the Shares or the SCRN Notes (as the case may be); and

(c)
the Appointors declare that all acts and things done by the Buyer in exercising powers under this power of attorney will be as good and valid as if they had been done by the Appointors and agree to ratify and confirm whatever the Buyer does in exercising powers under this power of attorney.

12.2	Access to Records

In addition to any other rights of access under this agreement, the Buyer must procure that for a period of two years after Completion (or for any longer period required by law) each Group Company retains all Records and makes available to the Sellers and their Representatives on reasonable advance notice and at the expense of the Sellers any Records which are reasonably required by the Sellers:

(a)	to enable any Seller to prepare accounts, tax returns and other statutory returns or fulfil any other obligation relating wholly or partly to any period before Completion; or

(b)	in connection with the prosecution or defence of any claim by or against any Seller (other than claims by or against any Buyer Group Member),

provided that the Buyer is not required to comply with any request under this clause 12.2 to the extent that doing so may in the reasonable opinion of the Buyer result in a waiver of privilege in relation to any document or breach any obligation of confidentiality owed by any Group Company.

12.3	Access to records of the Sellers

In addition to any other rights of access under this agreement, the Sellers must for a period of two years after Completion (or for any longer period required by law) retain all documents and records relating to any Group Company remaining in its possession following Completion and make available to the Buyer on reasonable advance notice and at the expense of the Buyer any such documents or records which are reasonably required by the Buyer or that Group Company:

(a)	to enable any Buyer Group Member to prepare accounts, tax returns and other statutory returns or fulfil any other obligation relating wholly or partly to any period before Completion; or

(b)	in connection with the prosecution or defence of any claim by or against any Buyer Group Member,

provided that the Sellers are not required to comply with any request under this clause 12.3 to the extent that doing so may, in the reasonable opinion of the Sellers result in a waiver of privilege in relation to any document or breach any obligation of confidentiality owed by the Sellers.

12.4	Extension of claims reporting period

The Sellers must procure that in respect of any contract of insurance:

(a)	that is held by any Seller or a Group Company and written on a claims made basis; and

(b)	under which any Group Company or any director or officer of any Group Company is insured,

an extended reporting period of at least 7 years applies to the reporting of claims and circumstances arising out of or in connection with any fact, matter or circumstance occurring in relation to any Group Company before Completion.

12.5	Consents to change in control

The Sellers must after Completion provide such assistance as the Buyer reasonably requires to obtain consents that are required under the terms of  any Lease or Material Contract to the change in control of the Company that occurred on Completion and which have not been obtained on or before Completion.

12.6	Additional Investment by Buyer

After Completion Buyer will procure to provide the Company with additional working capital up to $1,800,000 in the form of equity or debt in the sole discretion of Buyer. Further, Buyer will provide the Company with the working capital necessary for the Company to satisfy its obligation to Keenan Campbell as described in clause 2.1(g)(ii).

12.7	Section 338 Election

(a)
At Buyer’s option, Sellers and Buyer shall jointly make an election under Section 338(h)(10) of the US Internal Revenue Code of 1986, as amended (the “Code”) and any corresponding or similar elections under state, local and foreign tax laws, as appropriate (collectively the “Section 338(h)(10) Election”) with respect to the purchase and sale of the Company. Buyer shall prepare and file (or provide to Sellers for filing) all forms and documents required in connection with the Section 338(h)(10) Election. Sellers shall timely execute (or cause to be executed) and deliver to Buyer such documents or forms as are reasonably requested to complete the Section 338(h)(10) Election.

(b)
Sellers and Buyer agree that, for purposes of the Section 338(h)(10) Election, (i) the “aggregate deemed sales price” (the “ADSP”) of the assets of the Company shall be allocated among the assets of Company for purposes of Section 338 of the Code and the applicable Treasury Regulations promulgated thereunder (and any similar provision of state, local and foreign Tax laws, as appropriate) (the “Asset Allocation”) in accordance with the procedures provided herein, which allocation shall be binding upon Sellers, Company and Buyer. Within sixty (60) days after the Completion Date, Buyer shall provide to Sellers a proposed Asset Allocation.

13.	Warranties

13.1	Warranties

The Sellers and the SCRN Notes Sellers jointly and severally warrant (except for warranty in paragraph 18 of Schedule 8 which the Sellers warrant on a several and not joint basis) to the Buyer that each Warranty is true, correct and not misleading or deceptive as at:

(a)	the date of execution of this agreement; and

(b)	the time immediately prior to Completion,

unless the Warranty is expressed to be given only at a particular time in which case it is given as at that time.

13.2	Warranties separate

Each Warranty is to be treated as a separate warranty and is not limited by reference to any other warranty or any other provision of any Transaction Document.

13.3	Survival

Each Warranty will remain in full force and effect after Completion and a Warranty Claim is not limited to breaches identified prior to Completion.

13.4	Reliance

The parties acknowledge that the Buyer has entered into each Transaction Document in reliance on the Warranties.

13.5	Warranties not limited by inquiries or knowledge

Except as expressly set out in this agreement, no Warranty is excluded or limited by:

(a)	any inquiry or investigation made by or on behalf of the Buyer or any of its Representatives;

(b)	any actual or constructive knowledge of the Buyer or any of its Representatives that any Warranty is or may be incorrect; or

(c)	any other act, matter or thing.

13.6	Indemnity for breach of Warranty

Without limiting any other remedy available to the Buyer, the Sellers must pay to the Buyer on demand:

(a)	the amount of any Indemnified Loss suffered or incurred by the Buyer or any Group Company arising out of or in connection with the breach of any Warranty; and

(b)
an amount equal to any additional Tax assessable on any Buyer Group Member arising out of or in connection with the receipt by the Buyer of a payment under this clause 13.6 or otherwise in respect of the breach of Warranty.

13.7	Seller to notify of potential breaches

If before Completion the Sellers become aware of any fact, matter or circumstance which results in or is reasonably likely to result in a breach of any Warranty before Completion the Sellers must promptly provide to the Buyer notice describing that fact, matter or circumstance in reasonable detail .

13.8	Notification of Warranty Claims

If the Buyer becomes aware of any fact, matter or circumstance which the Buyer is aware is reasonably likely to result in a Warranty Claim the Buyer must after becoming aware of that fact, matter or circumstance give the Sellers notice describing that fact, matter or circumstance in reasonable detail and stating the basis on which such fact, matter or circumstance may give rise to a Warranty Claim.

13.9	Termination for breach of Warranty

Without limiting any other rights of the Buyer under this agreement, if before Completion the Buyer becomes aware of any fact, matter or circumstance which results in or is reasonably likely to result in a breach of a Warranty that would give rise to a Warranty Claim of not less than $25,000 if Completion were to occur, then the Buyer may give notice of the relevant fact, matter or circumstance in accordance with clause 13.8 and require the Sellers to procure that the specified fact, matter or circumstance is remedied by the earlier of 10 Business Days after the date of the notice and 8.00 am on the Completion Date.  If the specified fact, matter or circumstance is not remedied to the reasonable satisfaction of the Buyer by that time, then the Buyer may:

(a)	by notice to the Sellers at any time before Completion terminate this agreement; or

(b)	proceed to Completion in which case the Buyer will be entitled to make a Warranty Claim following Completion in respect of that fact, matter or circumstance.

13.10	No action against Buyer Group Member or officers and employees

The Sellers and the SCRN Note Sellers waive all rights and claims that they may have against the respective current or former officers or employees of each Buyer Group Member in relation to any matter arising directly or indirectly in connection with a Transaction Document or the sale of the Shares and the SCRN Notes except to the extent that such rights or claims arise out of the fraud, wilful misconduct or wilful default of such person.  The parties acknowledge and agree that:

(a)
the Buyer has sought and obtained this waiver as agent for and on behalf of each Buyer Group Member and their respective current and former officers and employees and holds the benefit of this clause 13.10 as trustee for them; and

(b)
the provisions of this clause 13.10 may be enforced by the Buyer on behalf of and for the benefit of any Buyer Group Member and their respective current and former officers and employees and those persons may plead this clause 13.10 in answer to any claim made by any Seller against them.

13.11	Buyer Warranties

The Buyer warrants to the Sellers that each Buyer Warranty is true, correct and not misleading or deceptive as at the date of execution of this agreement and as at the time immediately prior to Completion.

14.	Limitations of liability

14.1	Disclosure

The Sellers are not liable in respect of a Warranty Claim if the fact, matter or circumstance giving rise to the Warranty Claim:

(a)	is disclosed or described in this agreement;

(b)	is fairly disclosed in the Disclosure Letter; or

(c)	would have been disclosed to the Buyer had the Buyer conducted searches 2 Business Days before the date of this agreement of the public records maintained by ASIC in respect of the Group Companies .

14.2	Fair disclosure

For the purposes of clause 14.1(b), a fact, matter or circumstance is fairly disclosed if sufficient information has been disclosed that the fact, matter or circumstance which might constitute a breach of Warranty, and the nature and extent of the breach of Warranty, would be immediately obvious to a purchaser reasonably experienced in transactions of the nature of the sale of the Shares.

14.3	Time limits for Warranty Claims

The Sellers are not liable in respect of a Warranty Claim unless the Buyer gives the Sellers notice containing the information specified in clause 13.8 by no later than:

(a)	4 years after Completion in respect of a Warranty Claim arising out of a breach of a Tax Warranty; or

(b)	2 years after Completion in respect of any other Warranty Claim.

14.4	Withdrawal of Warranty Claim

The Sellers are not liable in respect of a Warranty Claim and the Warranty Claim will be taken to be withdrawn unless either:

(a)	the Warranty Claim has been satisfied or settled within 12 months after notice of the Warranty Claim is given in accordance with clause 14.3; or

(b)	the Buyer has served legal proceedings against the Sellers in respect of the Warranty Claim within 12 months after the later of:

(i)	the date on which notice of the Warranty Claim is given in accordance with clause 14.3; and

(ii)	the date on which sufficient Warranty Claims have arisen which, in aggregate, exceed the relevant threshold referred to in clause 14.5.

14.5	Minimum amount for Warranty Claims

The Sellers are not liable in respect of a Warranty Claim unless the aggregate amount that the Buyer would be entitled to recover in relation to that Warranty Claim and all other Warranty Claims arising from the same or similar facts, matters or circumstances is at least $1,000.

14.6	Threshold for Warranty Claims

The Sellers are not liable in respect of a Warranty Claim unless the aggregate amount that the Buyer would be entitled to recover, but for this clause 14.6, in relation to all Warranty Claims is at least $10,000, in which event the Sellers are liable for the whole of that amount and not merely the excess.

14.7	Other limitations of liability

The Sellers are not liable in respect of any Warranty Claim to the extent that:

(a)	the fact, matter or circumstance giving rise to the Warranty Claim is specifically provided for in the Company’s financial statements dated 30 June 2009;

(b)
the loss or damage giving rise to the Warranty Claim is recovered by any Buyer Group Member under another Warranty Claim or a Tax Claim or is made good or otherwise compensated for without cost to any Buyer Group Member;

(c)	the loss or damage giving rise to the Warranty Claim is recovered by any Buyer Group Member under any contract of insurance;

(d)
the amount of the Warranty Claim is increased as a result of the failure of the Buyer to give notice of any fact matter or circumstance relating to the Warranty Claim within the time period referred to in clause 13.8 and such failure prejudices the rights of the Sellers.

14.8	Maximum recovery

The maximum aggregate amount recoverable by the Buyer from the Sellers in relation to all Warranty Claims is the aggregate of the Purchase Price and any amount paid to the Sellers under clause 14.9.

14.9	Reimbursement of payments subsequently received

If the Buyer receives payment from the Sellers in respect of a Claim (Claim Amount) and within 12 months after such payment is received] any Buyer Group Member receives any payment by reason of the fact, matter or circumstance to which the Claim relates (Recovery Amount), then the Buyer will within 20 Business Days after that payment is received repay to the Sellers an amount equal to the lesser of the Claim Amount and the Recovery Amount less:

(a)	all costs incurred by any Buyer Group Member in recovering the Recovery Amount (including any increase in insurance premiums in respect of future periods); and

(b)	any Tax payable by any Buyer Group Member as a result of receiving the Recovery Amount.

14.10	Circumstances where limitations not to apply

None of the limitations in this clause 14 apply to any Claim to the extent that it arises out of, or is increased as a result of:

(a)	a breach of any of the Warranties set out in paragraphs 1, 2 and 3.4 of Schedule 8; or

(b)	any fraud, wilful default or wilful concealment by the Sellers or any of its Representatives.

15.	Third Party Claims

15.1	Notice

Without limiting any other rights of the Buyer under this agreement, if after Completion the Buyer becomes aware of any Third Party Claim which may give rise to a Warranty Claim the Buyer must within 40 Business Days after becoming aware of the Third Party Claim give the Sellers notice of the Third Party Claim .

15.2	Obligations after notice given

If the Buyer gives notice under clause 15.1 then until the Third Party Claim has been finally resolved:

(a)	the Buyer must act and must procure that each relevant Group Company acts with due diligence in conducting the defence of the Third Party Claim;

(b)
the Buyer must give to the Sellers such information as the Sellers may reasonably require in relation to the progress of the Third Party Claim and must consult with the Sellers in relation to the conduct of any proceedings or negotiations in relation to the Third Party Claim; and

(c)
the Sellers must provide the Buyer and each relevant Group Company and their professional advisers such information and assistance as the Buyer and each relevant Group Company reasonably require to enable them to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim and in particular must:

(i)
provide the Buyer and each relevant Group Company and their professional advisers with reasonable access to such employees and records of the Sellers as the Buyer reasonably requires in connection with the Third Party Claim and permit the Buyer to take copies of such records; and

(ii)
use all reasonable endeavours (including the reimbursement of all reasonable out of pocket expenses) to procure that employees and officers of the Sellers provide such witness statements and other evidence that the Buyer and each relevant Group Company reasonably require to enable them to avoid, dispute, resist, defend, appeal, compromise or mitigate the Third Party Claim.

16.	Tax

16.1	Tax indemnity

The Sellers must pay to the Buyer in accordance with this clause 16:

(a)	the amount of any Tax that any Group Company is liable to pay in respect of or by reference to any matter or event occurring or which is taken to have occurred on or before the Completion Date ;

(b)
the amount of any credit, relief, rebate, right of set off, offset or right to repayment of Tax to which the Company was entitled at the Completion Date which is lost by or denied to any Group Company;

(c)
the amount of Tax payable or that would be payable as a result of any allowance, deduction or tax loss to which a Group Company was entitled at the Completion Date being lost by or denied to that Group Company calculated at the general rate of corporate tax applicable in the tax year to which the Tax Assessment relates and on the assumption that the liability of that Group Company to Tax in that tax year is not less than the aggregate amount of all such allowances, deductions or carry forward losses lost or denied;

(d)	the amount of Tax that any Buyer Group Member is liable to pay as a result of the Buyer receiving any payment under this clause 16; and

(e)
the amount of any reasonable legal and other professional expense on a full indemnity basis incurred by the Buyer or any Group Company in connection with investigating, disputing, defending or settling any Tax Claim or taking any action under this clause 16.

16.2	Limitations

The Sellers are not liable in respect of any Tax Claim to the extent that:

(a)	in the case of a Tax Claim in respect of a liability to pay Tax, a provision for that Tax has been included in the Last Accounts;

(b)	the amount otherwise payable in respect of the Tax Claim has been recovered by the Buyer under a Warranty Claim;

(c)
the Tax Claim arises from the failure of any Buyer Group Member after Completion to make any valid claim or election in relation to Tax the making of which was assumed in preparing the Last Accounts or to lodge in a timely manner any return, notice or other document relating to Tax;

(d)
the Tax Claim arises from a change by any Buyer Group Member after Completion in any claim or election in relation to Tax made before the Last Balance Date  or the amendment after Completion of any Tax return of any Buyer Group Member relating to a period ending on or before the Last Balance Date (except where that amendment is required by law or is approved by the Sellers in writing before it is made); or

(e)	the amount of the Tax Claim is increased as a result of the failure of the Buyer to comply with the provisions of clause 17.

16.3	Time for payment

The Sellers must make any payment due under clause 16.1 no later than 10 Business Days after the Sellers receive from the Buyer notice providing details of the amount due and the basis on which the Buyer claims payment under this clause except if payment is in respect of Tax actually payable in which case the Sellers are not required to make payment until the day that is 5 Business Days before the last date on which payment of that Tax may lawfully be made without incurring penalties or interest for late payment.

16.4	Late payments

If the Sellers fail to make a payment under this clause 16 on or before the due date for payment then, without limiting any other remedy of the Buyer, the Sellers must pay to the Buyer upon demand the greater of:

(a)	the amount of any interest, penalties and fines incurred by any Group Company or the Buyer as a result of the Sellers' failure to make payment; and

(b)	the interest payable in accordance with clause 21.4.

16.5	Refunds

If the Buyer has received payment from the Sellers under this clause 16 (Tax Payment Amount) and within 12 months after such payment is received any Buyer Group Member receives any refund in respect of the facts, matters or circumstances in respect of which that payment was made (Tax Refund Amount) then the Buyer must within 20 Business Days after that refund is received repay to the Sellers an amount equal to the lesser of the Tax Payment Amount and the Tax Refund Amount less:

(a)	all costs incurred by any Buyer Group Member in obtaining such refund; and

(b)	if a refund includes interest on overpaid Tax, the amount of Tax payable on that interest by the recipient of the refund.

17.	Tax Assessments

17.1	Notice

If after Completion the Buyer or any Group Company receives or proposes to lodge any Tax Assessment which is reasonably likely to give rise to a Tax Claim the Buyer must as soon as reasonably practicable give the Sellers notice of the Tax Assessment (including a copy of each document received or lodged in connection with the Tax Assessment).

17.2	Obligations after notice given

If the Buyer gives notice under clause 17.1 then until the Tax Assessment has been finalised:

(a)	the Buyer must give and must procure that each relevant Group Company gives to the Sellers such information as the Sellers may reasonably require in relation to the progress of the Tax Assessment;

(b)	the Buyer must not and must procure that each relevant Group Company does not for a period of 20 Business Days after such notice is given under clause 17.1:

(i)
in the case of a Tax Assessment received from a Tax Authority, engage in any discussion or negotiation with or confer with any Tax Authority concerning the Tax Assessment or make any admission of liability, agreement, settlement or compromise with any Tax Authority in respect of the Tax Assessment; or

(ii)	in the case of a Tax Assessment proposed to be lodged with any Tax Authority, lodge that Tax Assessment,

without the prior written consent of the Sellers which consent is deemed to be given if such action is required by law and in any other case must not be unreasonably withheld or delayed; and

(c)	the Sellers must not confer with any Tax Authority in relation to the Tax Assessment, except with the prior written consent of the Buyer or otherwise as required by law.

17.3	Sellers' response to notice

The Sellers may within 20 Business Days after notice is given under clause 17.1 in relation to a Tax Assessment give notice to the Buyer:

(a)	acknowledging to the Buyer in a form reasonably satisfactory to the Buyer that the Sellers are liable to make payment to the Buyer under clause 16.1 in relation to the Tax Assessment; and

(b)	requiring the Buyer to comply with the terms of clause 17.4 in relation to the Tax Assessment.

17.4	Effect of Sellers' notice

If the Sellers gives notice under clause 17.3 in relation to a Tax Assessment then:

(a)
provided that the Sellers and their professional advisers have given any undertaking as to confidentiality that the Buyer may reasonably require, the Buyer must procure that each relevant Group Company provides the Sellers and their professional advisers with such access to the employees and records of each relevant Group Company as the Sellers may reasonably require in connection with the Tax Assessment and permit the Sellers to take copies of such records; and

(b)	the Buyer must procure that each relevant Group Company:

(i)	responds to the Tax Assessment in such manner as the Sellers may reasonably request including by giving notice of objection to the Tax Assessment; and

(ii)	takes such other action as the Sellers may reasonably request to avoid, dispute, settle or compromise the Tax Assessment,

provided that the Buyer is only obliged to take any action under this clause 17.4(b) if the Sellers have obtained, at its expense, an opinion from a Queen's Counsel or Senior Counsel (with at least 15 years experience in tax matters) that the proposed action has a reasonable prospect of reducing the amount that would otherwise be payable by the Sellers in respect of the Tax Claim to which the relevant Tax Assessment relates.

17.5	Buyer's rights to settle

If the Sellers do not give notice under clause 17.3 or if the Sellers do not within 40 Business Days after giving notice under clause 17.3 request the Buyer to take actions that are reasonable in all the circumstances then without limiting the Buyer's other rights under this agreement, the Buyer and each relevant Group Company are entitled to settle, compromise or pay the Tax Assessment on any terms.

17.6	Costs and expenses

The Sellers must pay to the Buyer on demand the amount of any reasonable cost or expense incurred by the Buyer or any Group Company arising out of or in connection with any action taken by the Buyer or that Group Company under this clause 17.

18.	Tax returns and tax audits

18.1	Tax returns relating to periods ending before Completion

The Sellers are responsible for assisting the Buyer and the Company in preparing and lodging with the appropriate Tax Authority all returns required to be lodged in relation to the Tax affairs of any Group Company in relation to any period ending on or before Completion that have not been prepared and lodged on or before Completion and in particular the Sellers must:

(a)	give to the Buyer drafts of all such returns and any other documents to be provided to any Tax Authority in relation to such returns before submission to the relevant Tax Authority; and

(b)	provide the Buyer with copies of all correspondence with any Tax Authority in relation to such returns after lodgement.

18.2	Tax returns relating to periods ending after Completion

The Buyer is responsible for preparing and lodging with the appropriate Tax Authority all returns required to be lodged in relation to the Tax affairs of any Group Company in relation to any period ending after Completion.

18.3	Assistance from Sellers

The Sellers must at their own cost provide to the Buyer all information and assistance reasonably required by the Buyer in connection with the preparation of any returns referred to in clauses 18.1 and 18.2 where any part of the period in relation to which the return is required is before Completion.

18.4	Tax audits

If after Completion any audit in relation to the Tax affairs of any Group Company is commenced that relates in whole or in part to the period before Completion then the Buyer and the Sellers must give each other all reasonable assistance in relation to that audit.

19.	Confidentiality

19.1	No announcement or other disclosure of transaction

Except as permitted by clause 19.2:

(a)	the Sellers must keep confidential, and must:

(i)	procure that each of their respective Representatives, keeps confidential; and

(ii)	until Completion procure that each Group Company and each of their respective Representatives, keeps confidential,

the existence of and the terms of this agreement and all negotiations between the parties in relation to the subject matter of this agreement; and

(b)
the Buyer must keep confidential, and must procure that each Buyer Group Member and each of their respective Representatives keeps confidential, the existence of and the terms of this agreement, all negotiations between the parties in relation to the subject matter of this agreement and all other information given to it under this agreement.

19.2	Permitted disclosure

Nothing in this agreement prevents a person from disclosing matters referred to in clause 19.1:

(a)
if disclosure is required to be made by law or the rules of a recognised stock or securities exchange and the party whose obligation it is to keep matters confidential or procure that those matters are kept confidential:

(i)	has not through any voluntary act or omission (other than the execution of this agreement) caused the disclosure obligation to arise; and

(ii)
has before disclosure is made notified each other party of the requirement to disclose and, where the relevant law or rules permit and where practicable to do so, given each other party a reasonable opportunity to comment on the requirement for and proposed contents of the proposed disclosure;

(b)	if disclosure is made by way of a written announcement the terms of which have been agreed in writing by the parties prior to the making of the announcement;

(c)	if disclosure is reasonably required to enable a party to perform its obligations under this agreement;

(d)	to any professional adviser of a party who has been retained to advise in relation to the transactions contemplated by the Transaction Documents or to the auditor of a party;

(e)	to any financier who has made a bona fide proposal to provide finance to a party in relation to the transactions contemplated by any Transaction Document;

(f)	with the prior written approval of each party other than the party whose obligation it is to keep those matters confidential or procure that those matters are kept confidential; or

(g)	where the matter has come into the public domain otherwise than as a result of a breach by any party of this agreement,

and nothing in this agreement prevents the Buyer from disclosing matters referred to in clause 19.1 to a potential acquirer of the Shares or the Business or any part of it but only if that person has entered into a written agreement in favour of the Buyer or the relevant Group Companies undertaking to keep such information confidential.

19.3	No use or disclosure of Confidential Information

The Sellers must not at any time whether before or after Completion use or disclose to any person other than the Buyer and its Representatives any Confidential Information except if disclosure is required to be made by law or with the prior written approval of the Buyer.

20.	Termination

20.1	Termination by Buyer

The Buyer may terminate this agreement at any time before Completion:

(a)	in accordance with clause 2.5, clause 5.6, clause 6.9 or clause 13.9; or

(b)	by notice to the Sellers if there is a breach of the Warranty set out in paragraphs 1.4 or 1.5 of Schedule 8 or the Warranty set out in paragraph 3.4 of Schedule 8,

but is not entitled to terminate or rescind this agreement for any other reason.

20.2	Termination by Sellers

The Sellers may terminate this agreement at any time before Completion:

(a)	in accordance with clause 2.5 or clause 6.9; or

(b)	by notice to the Buyer if there is a breach by the Buyer of the Buyer Warranty set out in paragraph 1.4 of Schedule 9,

but is not entitled to terminate or rescind this agreement for any other reason (including if there is a breach of any other Buyer Warranty before Completion).

20.3	Effect of termination

If this agreement is terminated then:

(a)	the provisions of this agreement shall cease to have effect except for the provisions of clauses 1 and 19, this clause 20 and clauses 22 to 27 which will survive termination; and

(b)	each party retains the rights it has against the others in respect of any breach of this agreement occurring before termination.

21.	Payments

21.1	Direction

Any reference in this agreement to a payment to any party includes payment to another person at the direction of that party.

21.2	Method of payment

Except as otherwise provided in this agreement, payment of any amount due under this agreement by any party must be made by the paying party to the recipient party by:

(a)
electronic funds transfer to an account with a bank specified by the recipient party to the paying party at least 1 Business Day before the due date for payment and confirmed by the paying party to the recipient party by notice; or

(b)	otherwise, unendorsed bank cheque drawn on an internationally recognized bank or other immediately available funds.

21.3	No deduction

Any payment to be made under this agreement must be made free and clear of any deduction or withholding, except where that deduction or withholding is required or compelled by law and except for Buyer’s offset of the Escrow Account and the Earn Out Amount as permitted in this agreement.

21.4	Default interest

If any party (the Payor) fails to make a payment to any other party (the Payee) under this agreement on or before the due date for payment, then, without limiting any other remedy of the Payee, the Payor must pay to the Payee upon demand interest on the due amount calculated at the rate which is 2% above the Standard Rate, with interest to accrue from the due date to the day immediately before the actual date of payment, calculated daily on the basis of a 365 day year and capitalised monthly.

22.	GST

22.1	Interpretation

The parties agree that:

(a)	except where the context suggests otherwise, terms used in this clause 22 have the meanings given to those terms by the GST Act (as amended from time to time);

(b)
any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 22; and

(c)	any consideration that is specified to be inclusive of GST must not be taken into account in calculating the GST payable in relation to a supply for the purpose of this clause.

22.2	Reimbursements and similar payments

Any payment or reimbursement required to be made under this agreement or any other Transaction Document that is calculated by reference to a cost, expense, or other amount paid or incurred will be limited to the total cost, expense or amount less the amount of any input tax credit to which an entity is entitled for the acquisition to which the cost, expense or amount relates.

22.3	GST payable

If GST is payable in relation to a supply made under or in connection with this agreement or any other Transaction Document then any party (Recipient) that is required to provide consideration to another party (Supplier) for that supply must pay an additional amount to the Supplier equal to the amount of that GST at the same time as other consideration is to be provided for that supply or, if later, within 5 Business Days of the Supplier providing a valid tax invoice to the Recipient.

22.4	Variation to GST payable

If the GST payable in relation to a supply made under or in connection with this agreement or any other Transaction Document varies from the additional amount paid by the Recipient under clause 22.3 then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient.  Any ruling, advice, document or other information received by the Recipient from the Australian Taxation Office in relation to any supply made under this agreement or any other Transaction Document will be conclusive as to the GST payable in relation to that supply.  Any payment, credit or refund under this paragraph is deemed to be a payment, credit or refund of the additional amount payable under clause 22.3.

23.	Notices

23.1	Service agent for all Sellers and the SCRN Notes Sellers

The Sellers and the SCRN Notes Sellers appoint Mark Pasquale as the representative of the Sellers and the SCRN Notes Sellers (Sellers Agent) to receive and transmit on their behalf all notices under this clause 23.1.  In the event Mark Pasquale is unable to serve as the Sellers Agent for any reason or withdraws from serving as the Sellers Agent, then the Sellers and the SCRN Notes Sellers must promptly and without delay select another person to serve as the Sellers Agent and promptly notify the Buyer and Escrow Agent of the name and contact information of the replacement Sellers Agent.  The Sellers and the SCRN Notes Sellers must cause the Sellers Agent to promptly provide to all Sellers and the SCRN Notes Sellers copies of any notices received in connection with any Transaction Document.

23.2	How notice to be given

Each communication (including each notice, consent, approval, request and demand) under or in connection with this agreement:

(a)	may be given by personal service, post, facsimile or email;

(b)	must be in writing and in English (or accompanied by a certified translation into English);

(c)	must be addressed as follows (or as otherwise notified by that party to each other party from time to time):

(i)	if to the Sellers and the SCRN Notes Sellers:

Attention:        Mark Pasquale (the Sellers Agent)

Address:         c/o GFI Advisory China
Zhongrong Hengrui International Plaza  Room 902A
560 Zhangyang Road
  Shanghai China 200122

Fax number:   86 21 5836 6968

Email:             mpjulie2004@yahoo.com
  mark.pasquale@gfigroup.co.uk

(ii)	if to the Buyer:

Attention:          John A. Moore, CEO

Address:            4 W. Rockland Road
   Montchanin, DE 19710

Fax number:      (302) 656-1703

Email:                jmoore@acornenergy.com

With a copy to:

Attention:          Joe B. Cogdell, Jr., General Counsel

Address:            11701 Mt. Holly Road
                          Charlotte, NC 28214

Fax number:      (704) 827-8935

Email:                jcogdell@acornenergy.com

(d)
(in the case of personal service, post or facsimile) must be signed by the party making it or (on that party's behalf) by the solicitor for, or any attorney, director, secretary or authorised agent of, that party;

(e)
(in the case of email) must be in pdf or other format that is a scanned image of the original of the communication, including a handwritten signature, and be attached to an email that states that the attachment is a communication under this agreement; and

(f)	must be delivered by hand or posted by prepaid post to the address, sent by fax to the number, or sent by email to the email address, of the addressee, in accordance with clause 23.2(c).

23.3	When notice taken to be received

Each communication (including each notice, consent, approval, request and demand) under or in connection with this agreement is taken to be received by the addressee:

(a)	(in the case of prepaid post sent to an address in the same country) on the third day after the date of posting;

(b)	(in the case of prepaid post sent to an address in another country) on the fifth day after the date of posting by airmail;

(c)	(in the case of fax) at the time in the place to which it is sent equivalent to the time shown on the transmission confirmation report produced by the fax machine from which it was sent;

(d)	(in the case of delivery by hand) on delivery; and

(e)
(in the case of email) unless the party sending the email knows or reasonably ought to suspect that the email and the attached communication were not delivered to the addressee's domain specified in the email address notified for the purposes of this clause 23, 24 hours after the email was sent, but if the communication would otherwise be taken to be received on a day that is not a working day or after 5.00 pm, it is taken to be received at 9.00 am on the next working day ("working day" meaning a day that is not a Saturday, Sunday or public holiday and on which banks are open for business generally, in the place to which the communication is posted, sent or delivered).

24.	Entire agreement

The Transaction Documents constitute the entire agreement between the parties in relation to their subject matter including the sale and purchase of the Shares and supersede all previous agreements and understandings between the parties in relation to their subject matter.

25.	Proportionate liability

25.1	Exclusion of proportionate liability provisions

The parties agree:

(a)	that to the extent permitted by law:

(i)	part 4 of the Civil Liability Act 2002 (NSW) (and any equivalent statutory provision in any other state or territory);

(ii)	part VIA of the Trade Practices Act 1974; and

(iii)	part 7.10, Division 2A of the Corporations Act,

(together the Proportionate Liability Provisions) are excluded in relation to all and any rights, obligations or liabilities of either party under this agreement or in relation to any Claim or Tax Claim whether such rights, obligations or liabilities are sought to be enforced in contract, tort or otherwise; and

(b)
without limiting clause 25.1(a), the rights, obligations and liabilities of the parties under this agreement or in relation to any Claim or Tax Claim with respect to proportionate liability are as specified in this agreement and not otherwise, whether such rights, obligations or liabilities are sought to be enforced by a claim in contract, in tort or otherwise.

25.2	Sellers not to apply Proportionate Liability Provisions

To the extent permitted by law:

(a)	the Sellers must not seek to apply any of the Proportionate Liability Provisions in relation to any Claim or Tax Claim by the Buyer against the Sellers (whether in contract, tort or otherwise); and

(b)
if any of the provisions of the Proportionate Liability Provisions are applied to any Claim or Tax Claim by the Buyer against the Sellers (whether in contract, tort or otherwise), the Sellers must pay to the Buyer on demand an amount equal to any loss, damage, cost or expense that forms part of that claim by the Buyer against the Sellers which the Buyer is not able to recover from the Sellers because of the operation of any of the Proportionate Liability Provisions.

26.	General

26.1	Amendments

This agreement may only be varied by a document signed by or on behalf of each party.

26.2	Assignment

Except as provided in clause 11.7, a party cannot assign or otherwise transfer any of its rights under this agreement without the prior consent of each other party.

26.3	Consents

Unless this agreement expressly provides otherwise, a consent under this agreement may be given or withheld in the absolute discretion of the party entitled to give the consent and to be effective must be given in writing.

26.4	Costs

Except as otherwise provided in this agreement, each party must pay its own costs and expenses and the Sellers must pay any costs and expenses of each Group Company in connection with negotiating, preparing, executing and performing each Transaction Document.

26.5	Counterparts

This agreement may be executed in any number of counterparts and by the parties on separate counterparts.  Each counterpart constitutes an original of this agreement, and all together constitute one agreement.

26.6	Further acts and documents

Each party must promptly do all further acts and execute and deliver all further documents (in form and content reasonably satisfactory to that party) required by law or reasonably requested by another party to give effect to this agreement.

26.7	No merger

A party's rights and obligations do not merge on completion of any transaction under this agreement.

26.8	Severance

If any provision or part of a provision of this agreement is held or found to be void, invalid or otherwise unenforceable (whether in respect of a particular party or generally), it will be deemed to be severed to the extent that it is void or to the extent of voidability, invalidity or unenforceability, but the remainder of that provision will remain in full force and effect.

26.9	Stamp duties

The Buyer:

(a)	must pay all stamp duties and any related fines and penalties in respect of this agreement, the performance of this agreement and each transaction effected by or made under this agreement;

(b)	must pay to the Sellers on demand the amount of any Indemnified Loss suffered or incurred by the Sellers arising out of or in connection with any failure to comply with clause 26.9(a); and

(c)	is authorised to apply for and retain the proceeds of any refund due in respect of stamp duty paid under this clause.

26.10	Waivers

Without limiting any other provision of this agreement, the parties agree that:

(a)
failure to exercise or enforce, or a delay in exercising or enforcing, or the partial exercise or enforcement of, a right, power or remedy provided by law or under this agreement by a party does not preclude, or operate as a waiver of, the exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement;

(b)	a waiver given by a party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party; and

(c)	no waiver of a breach of a term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.

26.11	Signatures by fax or other electronic means

The parties agree that any party to this agreement may execute this agreement by facsimile or email with pdf or other readable format and such executed signature page will constitute an original signature page to this agreement.

27.	Governing law and jurisdiction

27.1	Governing law

This agreement is governed by the law applying in New South Wales, Australia.

27.2	Jurisdiction

Each party irrevocably:

(a)
submits to the non-exclusive jurisdiction of the courts of New South Wales, Commonwealth courts having jurisdiction in that state and the courts competent to determine appeals from those courts, with respect to any proceedings that may be brought at any time relating to this agreement; and

(b)
waives any objection it may have now or in the future to the venue of any proceedings, and any claim it may have now or in the future that any proceedings have been brought in an inconvenient forum, if that venue falls within clause 27.2(a).

[remainder of page intentionally left blank]

Executed as an agreement.

Executed by Gridsense Pty Limited in accordance with section 127 of the Corporations Act 2001 (Cth):

Signature of director	Signature of company secretary/director

Full name of director	Full name of company secretary/director

Executed by Acorn Energy, Inc. in accordance with its constitution and in the presence of:

Signature of officer	Signature of officer

John A. Moore, President & CEO
Full name of officer and office held	Full name of officer and office held

Signed by Campbell Keenan in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Hans Wick in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Ulrich W. Rued in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Doston Bradley in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Carl Dou in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Mark Pasquale in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Lindon Shiao in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Vitali Lipanov in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Vadim Lipanov in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Jason Chisholm in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Steve Hodges in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Paul Dunkley in the presence of:

Signature of witness	Signature

Full name of witness

Signed by David Sweeting in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Eniko Sweeting in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Joe Shein in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Sarah Smart in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Ken Shein in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Adam Goldsmith in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Kevin Anderson in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Doug McKay in the presence of:

Signature of witness	Signature

Full name of witness

Signed by Karen Craft in the presence of:

Signature of witness	Signature

Full name of witness

Signed by David Wick in the presence of:

Signature of witness	Signature

Full name of witness

Signed for and on behalf of Prime Energy Partners Limited by its attorney under a power of attorney dated on or about the date of this agreement in the presence of:

Signature of witness	Signature of attorney who declares that the attorney has not received any notice of the revocation of the power of attorney

Full name of witness	Full name of attorney

Schedule 1 Sellers, SCRN Notes Sellers, Shares and SCRN Notes

Name of Seller or SCRN Notes Sellers (*indicates an SCRN Notes Seller)	Number of Shares	% ownership	SCRN Notes Principal Outstanding
Keenan, Campbell	9,127,820	17.51
Wick, Hans*	6,742,696	12.93	97,416
Rued, Ulrich W.	3,333,333	6.39
Bradley, Doston	3,161,905	6.06
Prime Energy Partners*	1,987,180	3.81	441,562
Dou, Carl	1,600,000	3.07
Pasquale, Mark*	2,946,111	5.65	150,995
Shiao, Lindon	1,000,000	1.92
Lipanov, Vitali	610,439	1.17
Lipanov, Vadim	400,000	0.77
Chisholm, Jason	500,000	0.96
Hodges, Steve	192,566	0.37
Dunkley, Paul*	188,797	0.36	146,124
Sweeting, David	339,690	0.65
Sweeting, Eniko	150,000	0.29
Shein, Joe	100,275	0.19
Smart, Sarah	100,000	0.19
Shein, Ken	97,000	0.19
Goldsmith, Adam	25,000	0.05
Anderson, Kevin & McKay, Doug	306,000	0.59
Anderson, Kevin	2,194,000	4.21
McKay, Doug	900,000	1.73
Craft, Karen	417,117	.80
Wick, David*	0	0.00	292,248
TOTAL	36,419,929	69.86	1,128,345

Schedule 1A Currency Conversion

Currency Conversion Rates at October 16, 2009

(Source - http://www.oanda.com/convert/classic?lang=en)

1 Canadian Dollar = 0.97416 US Dollar

1 US Dollar (USD) = 1.02653 Canadian Dollar (CAD)

1 Australian Dollar = 0.91934 US Dollar

1 US Dollar (USD) = 1.08774 Australian Dollar (AUD)

1 Australian Dollar = 0.94403 Canadian Dollar

1 Canadian Dollar (CAD) = 1.05928 Australian Dollar (AUD)

Schedule 2 Details of the Company

Name	Gridsense Pty Ltd

Registration No.	130 672 767

Issued capital	60,595,310 Ordinary Shares

Registered shareholders
Lindon Shiao, Doston Bradley, Ulrich W Rued, Prime Energy Partners Limited, Acorn Energy Inc, Kevin Anderson and Doug McKay, Kevin Anderson, Doug McKay, Campbell Houston Keenan, Hans Wick, Mark Pasquale, Carl Dou, Vitali Lipanov, Vadim Lipanov, Jason Chisholm, Steve Hodges, Paul Dunkley, Sarah Smart, David Sweeting, Eniko Sweeting, Joe Shein, Ken Shein, Adam Goldsmith, Karen Craft

Place of registration	Victoria

Directors	Lindon Shiao, Campbell Houston Keenan, John Moore, Mark Pasquale

Secretary	Mark Pasquale

Auditor	HLB Mann Judd (NSW) Pty Ltd

Public Officer	Mark Pasquale

Registered Office	Ground Floor Unit 3, 20-36 Nancarrow Avenue, Meadowbank, NSW, 2114

Schedule 3 Details of the Subsidiaries

Name	CHK Gridsense Pty Ltd

Registration No.	001 658 091

Issued capital	4,135 Ordinary Shares

Registered shareholders	Gridsense Pty Ltd

Place of registration	New South Wales

Directors	Campbell H Keenan

Secretary	Campbell H Keenan

Public officer	Campbell H Keenan

Auditor	HLB Mann Judd (NSW) Pty Ltd

Registered office	Unit 3 Ground Floor, 20-36 Nancarrow Avenue, Meadowbank, NSW, 2114

Name	Gridsense Inc

Registration No.	20-1049732

Issued capital

Registered shareholders	CHK Gridsense Pty Ltd

Place of registration	California

Directors	Lindon Shiao

Secretary	Abigail Vargas

Public officer	Lindon Shiao

Auditor	HLB Mann Judd

Registered office	2568 Industrial Blvd, Suite 100, West Sacramento, CA 95691

Schedule 4 Real Property

Part 1 - Freehold property

Address	Registered proprietor	Title identifier	Encumbrances

None

Part 2 - Leasehold property

Address	Lessee	Lessor	Title identifier	Date of lease	Rental

Unit 3 Ground floor,	CHK Gridsense Pty Ltd	Sarkis Nassif as trustee of AIT Trust	AD764277N	26 July 07	AU$6,640 /month
20-36 Nancarrow Ave, Meadowbank NSW 2114 Australia

2568 Industrial Blvd Suite1000 West Sacramento CA 95691USA	Gridsense Inc	Ethan Conrad	MTG -7-06/07E	10 Jan 08	US$2,538/ month

Schedule 5 Intellectual Property, Business Names and Domain Names

Part 1 - Registered Intellectual Property Rights and applications for registration

Patents

Description	Registered proprietor	Registration number & Country	Status	Expiry date

Linetracker	CHK Gridsense	766044 Australia	Current	12 Apr 2020

Unisense	CHK Gridsense	766435 Australia	Current	12 Apr 2020

Linetracker	CHK Gridsense	1198717 Great Britain	Current	12 Apr 2020

Linetracker	CHK Gridsense	2366467 Canada	Current	12 Apr 2020

Unisense	CHK Gridsense	2366531 Canada	Current	12 Apr 2020

Linetracker	CHK Gridsense	2001/9293 South Africa	Current	12 Apr 2020

Unisense	CHK Gridsense	2001/9294 South Africa	Current	12 Apr 2020

OilFlowIQ	CHK Gridsense	2009200007 Australia	Current	2 Jan 2029

OilFlowIQ	CHK Gridsense	2008900112 Australia	Application in progress

Rascat	CHK Gridsense	2467054 Canada	Current	19 Nov 2022

OilFlowIQ	CHK Gridsense	2648816 Canada	New	8 Jan 2014

Unisense	CHK Gridsense	6828770 USA	Current	12 Apr 2020

Linetracker	CHK Gridsense	6771078 USA
		7272520 USA	Current	12 Apr 2020

Rascat	CHK Gridsense	12/350842	Current	19 Nov 2022

OilFlowIQ	CHK Gridsense		Application in progress

Trade marks

Mark	Registered proprietor	Country	Registered number& Country	Class	Expiry date	Renewal date

Gridsense	CHK Gridsense Pty Ltd	Australia	961532 Australia	9	14 Jul 2013	14 Jul 2013

LineTracker	CHK GridSense Pty Limited	Australia	961531 Australia	9	14 Jul 2013	14 Jul 2013

Designs

Description	Registered proprietor	Registration number& Country	Status	Expiry date

N/A

Part 2 - Business Names

Business Name	Registered proprietor	Registration number& Country	Status	Expiry date

Gridsense Pty Ltd	Gridsense Pty Ltd	130672767	Current	N/A

CHK Gridsense Pty Ltd	Gridsense Pty Ltd	001 658 091	Current	N/A

Gridsense Inc	CHK Gridsense Pty Ltd	20-1049732	Current	N/A

Part 3 - Domain Names

Domain Name	Registrant	Registrar	Renewal date

gridsense.net			04 Dec 2011

gridsense.com	CHK Gridsense Pty Ltd	Planet Domain	20 Jul 2012

gridsenseusa.net			09 Jan 2011

Schedule 6 Encumbrances and Guarantees

Part 1 - Group Company Encumbrances

None.

Part 2 - Group Company Guarantees

None.

Part 3 - Seller Guarantees

None

Schedule 7 Key Contracts

CHK Gridsense Pty Ltd: Australia

•	Lease agreement of premises

o	Between CHK Gridsense Pty Ltd & Sarkis Nassif for Unit 3, Ground floor, 20-36 Nancarrow Avenue, Meadowbank, NSW,2114 Australia.

•	Grant agreement of Cable Tracker

o	Between CHK Gridsense Pty Ltd & Aus Industry (Department of Innovation Industry, Science & Research Australia) for Project Cable Tracker.

•	Employment contracts between CHK Gridsense Pty Ltd & the following employees:

o	Vaughan Wesson

o	Simon McCauley

o	Adam Goldsmith

o	Francis Fisher

o	Shankar Balasubramaniam

o	David Edwards

o	Sean Durkin

o	Jamie Hodge

o	Ross Vumbaca

o	James William

o	Stamoulis Jim

o	Luke Lu

o	Quentin Yang

o	Jeannie Berger

o	Neda Matesic

o	Prasanth Sugala

o	Chivukula Ramakrishna

o	Godoy Filiberto

o	Michael Gerts

o	Alastair Gilchrist

o	Mirko Klasnja

o	Patrick Lai

•	Vendor non disclosure contracts

o	Between CHK Gridsense Pty Ltd & Various Vendors

•	Distributor contract

o	Between CHK Gridsense Pty Ltd & Prosol Limited (New Zealand)

Gridsense Inc : USA

•	Lease agreement of the premises

o	Between Gridsense Inc & Ethan Conrad for 2568 Industrial Blvd, Suite 100, West Sacramento, CA 95691, USA.

•	TIQ agreement

o	Between Gridsense Inc & Transformer Contracting Inc.

•	Employment contracts between Gridsense Inc & the following employees

o	Kevin Anderson

o	Carl West

o	Mike Vermilye

o	Cameron Fitchener

o	Abigail Vargas

o	Dennis Bowie

•	Manufacturer Rep sales contract between Gridsense Inc & the following manufacturer Reps

o	Arjay Automation Inc

o	Ben F Thomas Sales

o	Charles W Ashby Co.

o	David Ewart Representatives

o	Hasgo Power Equipment Sales

o	Innovelec Ltd

o	JSB Engineering

o	Langford & Associates, Inc

o	Mid – Atlantic Power Equipment Sales LLC

o	RS Sales Inc

o	Sirkoch Associates

o	W.R Daniel & Associates Inc.

Schedule 8 Warranties

1.	The Sellers and the SCRN Notes Sellers

The warranties set forth in this schedule apply to the Sellers jointly and severally. The warranties set forth in clauses 1.1, 1.2, 1.3, 1.4, 1.5, 2.5 and 2.6 of this schedule apply to the SCRN Notes Sellers jointly and severally.

1.1	Capacity and authorisation

The Sellers and the SCRN Notes Sellers have the legal right and full power and capacity to execute, deliver and perform their obligations under this agreement and have obtained all necessary authorisations and consents and taken all other actions necessary to enable it to do so.

1.2	Valid obligations

Each Transaction Document constitutes (or will when executed constitute) valid legal and binding obligations of the Sellers and the SCRN Notes Sellers and is enforceable against the Sellers and the SCRN Notes Sellers in accordance with its respective terms.

1.3	Breach or default

The execution, delivery and performance of this agreement by the Sellers and the SCRN Notes Sellers does not and will not result in a breach of or constitute a default under:

(a)	any agreement to which the Sellers are party;

(b)	any provision of the constitution of any of the Sellers who are corporations or other legal entities; or

(c)	any law or regulation or any order, judgment or determination of any court or Regulatory Authority by which the Sellers and the SCRN Notes Sellers are bound.

1.4	Solvency

None of the following events has occurred in relation to any Seller that is a corporation or other legal entity:

(a)
a receiver, receiver and manager, liquidator, provisional liquidator, administrator, trustee or similar officer is appointed in respect of the Sellers or any of its assets or an event occurs that gives any person the right to seek such an appointment;

(b)
an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of the Sellers or an event occurs that would give any person the right to make such an application;

(c)	the Sellers propose or take any steps to implement a scheme of arrangement or other compromise or arrangement with their creditors or any class of them;

(d)
the Sellers stop paying their debts when they become due or are declared or taken under any applicable law to be insolvent or any of the Sellers' boards of directors resolves that the Sellers are, or are likely to become at some future time, insolvent; or

(e)	any person in whose favour the Sellers have granted any Encumbrance becomes entitled to enforce any security under that Encumbrance or any floating charge under that Encumbrance crystallises.

1.5	Solvency

None of the following events has occurred in relation to any Seller or SCRN Notes Seller that is an individual:

(a)	a trustee or similar officer is appointed in respect of the Seller or SCRN Notes Seller or any of the Seller's or SCRN Notes Seller’s assets;

(b)	an order is made for the bankruptcy of the Seller or SCRN Notes Seller or his or her estate or an event occurs that would give a court the right to make such an order;

(c)
a moratorium of any debts of the Seller or SCRN Notes Seller, a personal insolvency agreement or any other assignment, composition or arrangement with the Seller's or SCRN Notes Seller’s creditors or any similar proceeding or arrangement by which the assets of the Seller or SCRN Notes Seller are subjected conditionally or unconditionally to the control of the Seller's or SCRN Notes Seller’s creditors or a trustee is ordered or applied for;

(d)
the Seller or SCRN Notes Seller is declared or taken under any applicable law to be insolvent or unable to pay his or her debts or the Seller or SCRN Notes Seller admits in writing that he or she is insolvent or unable to pay his or her debts; or

(e)
any writ of execution, garnishee order, mareva injunction or similar order, attachment, distress or other process is made or issued against or in relation to any asset of the Seller or SCRN Notes Seller.

2.	Shares, share capital and SCRN Notes

2.1	Ownership of the Shares

Other than the Shares presently owned by Buyer the Sellers are the sole legal and beneficial owners of the Shares and have complete and unrestricted power and authority to sell the Shares to the Buyer.

2.2	Ownership of shares in the Subsidiaries

All of the shares in the Subsidiaries are legally and beneficially owned by a Group Company.

2.3	Share capital

The Shares and the shares in each Subsidiary details of which are set out in Schedule 3 constitute the whole of the issued share capital of each Group Company and have been validly issued and fully paid up.

2.4	Issue of further securities

No person has any right to require the issue of any shares or other securities in any Group Company and no Group Company has made any offer that may result in any person having such a right.

2.5	Third party rights

There is no Encumbrance, option, right of pre-emption, right of first or last refusal or other third party right over any of the Shares, any of the shares in the Subsidiaries or any of the SCRN Notes.

2.6	Ownership of the SCRN Notes

The SCRN Notes Sellers are the sole legal and beneficial owners of the SCRN Notes and have complete and unrestricted power and authority to sell the SCRN Notes to the Buyer.

3.	Corporate matters

3.1	Incorporation

Each Group Company is a company properly incorporated and validly existing under the laws of the country or jurisdiction of its incorporation and has the legal right and full corporate power to own its assets and to carry on its business as conducted at the date of this agreement.

3.2	Constitutions

A true and complete copy of the constitution of each Group Company has been disclosed to the Buyer in the Due Diligence Materials.

3.3	Other interests

No Group Company:

(a)
has any legal or beneficial right in, or has agreed to acquire, subscribe for or take up, any shares or other securities in any company, any units in any unit trust or any other ownership interests in any other entity other than another Group Company;

(b)	controls (within the meaning of section 50AA of the Corporations Act) any company or other entity other than another Group Company;

(c)	is a member of or party to any joint venture, consortium, partnership or unincorporated association, other than a recognised trade association; or

(d)	is party to any agreement for participation with any other person in any business activity deriving profits, commissions or other income.

3.4	Solvency

None of the following events has occurred in relation to any Group Company:

(a)
a receiver, receiver and manager, liquidator, provisional liquidator, administrator, trustee or similar officer is appointed in respect of that Group Company or any of its Assets or an event occurs that gives any person the right to seek such an appointment;

(b)
an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of that Group Company or an event occurs that would give any person the right to make such an application;

(c)	that Group Company proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them;

(d)
that Group Company stops paying its debts when they become due or is declared or taken under any applicable law to be insolvent or the board of directors of that Group Company resolves that it is, or is likely to become at some future time, insolvent; or

(e)
any person in whose favour that Group Company has granted any Encumbrance becomes entitled to enforce any security under that Encumbrance or any floating charge under any such Encumbrance crystallises.

3.5	Books and records

All Records of each Group Company:

(a)	have been fully and properly maintained and contain complete and accurate records of all matters required to be entered in them by any law or regulation or by the Accounting Standards; and

(b)	are in the possession or control of the relevant Group Company,

and no Group Company has received any notice or allegation that any of them is incorrect or should be rectified or amended.

3.6	Powers of attorney

No Group Company has granted any power of attorney or similar authority that is still in force.

4.	Conduct of business

4.1	Compliance

Each Group Company has at all times since incorporation conducted its business and affairs in accordance with its constitution and in all material respects in accordance with all applicable laws and regulations.  No Group Company is in breach of any order, judgment or award of any court, tribunal or Regulatory Authority in any jurisdiction.

4.2	Authorisations

Each Group Company has obtained and has complied with the terms of all Authorisations necessary to enable the Group Companies to conduct the Business in the locations and in the manner in which it is conducted at the date of this agreement and true and complete copies of each of those Authorisations have been disclosed to the Buyer in the Due Diligence Materials.

4.3	Compliance with Authorisations

Each Group Company has complied with the terms of all Authorisations referred to in Warranty 4.2 and, as far as the Sellers are aware, no circumstance exists which may:

(a)	result in an Authorisation being terminated, suspended or modified in any material respect or not being renewed;

(b)	require material work or expenditure to maintain or secure the ability of any Group Company to renew any Authorisation.

4.4	Agreements with Regulatory Authorities

True and complete copies of each agreement or arrangement between a Group Company and any Regulatory Authority have been disclosed to the Buyer in the Due Diligence Materials.

4.5	Orders, directions and notices

No Group Company has received any order, direction or notice from any Regulatory Authority or any other person requiring expenditure by any Group Company or which might otherwise adversely affect the Business or the use of any Property by any Group Company that has not been complied with in full.  As far as the Sellers are aware no circumstance exists that may result in any such order being made or direction or notice being given.

4.6	Product compliance

No Group Company has manufactured or sold any products that do not comply with any warranty made by any Group Company in respect of those products or any warranty standard or specification for those products required or implied by law.

4.7	No product claims

No circumstance exists that is likely to give any purchaser of any product manufactured or sold by any Group Company an entitlement to seek compensation or damages in respect of any injury or loss caused by that product.

4.8	Place of business

Except for Gridsense Inc., a Colorado corporation with operations in Sacramento, California, no Group Company is registered to carry on business outside of Australia or owns material property or material assets, or conducts business to any material extent, in any place other than Australia.

5.	Accounts

5.1	The Last Accounts

The Last Accounts:

(a)	give a true and fair view of:

(i)	the financial position and the assets and liabilities of the Company and its controlled entities as at the Last Balance Date; and

(ii)	the income, expenses and operational results of the Company and its controlled entities for the financial period ended on the Last Balance Date;

(b)	have been prepared:

(i)	in compliance with the Corporations Act, the Accounting Standards and all other applicable laws and regulations;

(ii)
applying the same principles, policies, practices and procedures as were applied in preparing the audited accounts of the Company and its controlled entities for the each of the 3 immediately preceding financial years;

(iii)	applying a rate of depreciation to each fixed Asset which is adequate to write down the value of each fixed Asset to its net realisable value at the end of its useful working life; and

(iv)
applying the same rate of depreciation to each fixed Asset as was applied in preparing the audited accounts of the Company and its controlled entities for each of the 3 immediately preceding financial years;

(c)
are not affected by any extraordinary, unusual or non-recurring item or any other factor that might make the financial position or operational results of the Company and its controlled entities disclosed in the Last Accounts misleading or deceptive; and

(d)
contain specific provisions adequate to cover, or full particulars in notes of, all liabilities of the Company and its controlled entities as at the Last Balance Date including all Tax Funding Liabilities and other liabilities in respect of Tax and all contingent liabilities.

5.2	Base Balance Sheet

The Base Balance Sheet:

(a)	fairly presents the financial position and the assets and liabilities of the Group Companies on an aggregated basis as at the date of the Base Balance Sheet and is not misleading or deceptive;

(b)
has been prepared in accordance with the Accounting Standards and applying the same principles, policies, practices and procedures as were applied in preparing the Last Accounts of each Group Company for the financial year ended on December 31, 2008 and the period of January 1, 2009 through June 30, 2009; and

(c)
contains specific provisions adequate to cover all liabilities of the Group Companies on an aggregated basis as at the date of the Base Balance Sheet including all Tax Funding Liabilities and other liabilities in respect of Tax and all other contingent liabilities.

5.3	Position since Last Balance Date

Since the Last Balance Date:

(a)	there has been no Material Adverse Change;

(b)
each Group Company has carried on the Business in the ordinary and usual course consistent with its usual business practices and has not made any significant change to the nature or scale of any activity comprised in the Business;

(c)
no Group Company has issued or allotted any shares or other securities, bought back or redeemed any shares or other securities or otherwise reduced its share capital, declared or paid any dividends or other distributions or authorised, or agreed conditionally or otherwise to do, any of those things;

(d)	no Group Company has disposed of or created any Encumbrance over any asset except in the ordinary course of business;

(e)	no Group Company has incurred or entered into commitments to incur capital expenditure in excess of $2,000 for any individual item or $10,000 in aggregate; and

(f)	there has been no material increase or decrease in the levels of debtors, creditors or inventory or in the average collection or payment periods for debtors and creditors of any Group Company and:

(i)	no Group Company has defaulted in paying any creditor by the due date for payment; and

(ii)	no debt owing to any Group Company has been released or settled for an amount less than its full amount.

6.	Assets, liabilities and financing arrangements

6.1	Ownership of assets

Each of the assets disclosed in or included in the Last Accounts and in any asset register disclosed to the Buyer in the Due Diligence Materials is legally and beneficially owned by a Group Company free of any Encumbrance or other third party rights.

6.2	Control of assets

All assets owned by the Group Companies or used by the Group Companies under any equipment lease, finance lease, hire purchase agreement or similar arrangement disclosed to the Buyer in the Due Diligence Materials are under the possession or control of a Group Company.

6.3	Adequacy of assets

The assets owned by the Group Companies and the assets used by the Group Companies under any equipment lease, finance lease, hire purchase agreement or similar arrangement disclosed to the Buyer in the Due Diligence Materials comprise all the assets necessary to enable the Group Companies to conduct the Business in the manner in which it is conducted at the date of this agreement.

6.4	Plant, equipment and vehicles

Each item of plant and equipment and each vehicle owned or used by any Group Company is in good repair and condition relative to its age, is in satisfactory working order and can be efficiently and properly used for the purpose for which it was acquired.

6.5	Inventory

Each item of Inventory is of merchantable quality and fit for the purpose for which it is intended to be used, is not redundant, obsolete or past its best before date and conforms with all relevant conditions, warranties, guarantees and standards implied by law.

6.6	Debts owing to the Group Companies

No debt is owing to the Group Companies other than trade debts incurred in the ordinary course of business and as far as the Sellers are aware:

(a)
all debts owing to the Group Companies disclosed in the Last Accounts have been collected or will be collected in full except to the extent of any provision in the Last Accounts for bad and doubtful debts; and

(b)	all other debts owing to the Group Companies as at the date of this agreement will be collected in full.

6.7	Borrowings

No Group Company owes any borrowings or other indebtedness under any bank facility, overdraft, bond, note, debenture, acceptance credit, sale and lease back or other arrangement providing financial accommodation of any description other than borrowings from third parties on arm's length terms full details of which are set out in the Disclosure Letter and:

(a)
no Group Company has received any notice requiring the repayment of any such borrowings which are repayable on demand or requiring any such borrowings to be repaid before their due date for any reason; and

(b)
as far as the Sellers are aware there is no event of default and no other circumstance exists that may entitle any person to require early repayment of any such borrowings or to enforce any security given by any Group Company in respect of any such borrowings.

6.8	Other financial obligations

No Group Company has:

(a)	created or provided any Guarantee in relation to the obligations of any person;

(b)
created or provided any letter of comfort or made or given any representation, warranty or material undertaking to any person in relation to any liability or the solvency of any other person or in support of the provision of any material loan, credit or other financial accommodation;

(c)	entered into any option, swap, exchange or other derivative or hedging transaction which has not been fully closed out; or

(d)	entered into any agreement or arrangement for the purpose of obtaining any financial accommodation of a type that is not required to be disclosed as a liability under the Accounting Standards.

7.	Contracts

7.1	Disclosure of certain contracts

True and complete copies of each of the following have been disclosed to the Buyer in the Due Diligence Materials:

(a)	each Material Contract;

(b)	each equipment lease, finance lease, hire purchase agreement or similar arrangement to which a Group Company is party;

(c)
each other agreement or arrangement to which a Group Company is party that involves or is likely to involve obligations or liabilities of a nature or magnitude that might reasonably be expected to be considered material by a potential buyer of the Shares;

(d)	each contract between a Group Company and any Seller;

(e)	any offer or proposal that remains open for acceptance and if accepted would result in any Group Company being party to any agreement or arrangement within paragraphs (a) to (d) above; and

(f)	all documents varying or otherwise affecting the terms of any agreement, arrangement, offer or proposal within paragraphs (a) to (e) above.

7.2	Unusual, restrictive or onerous contracts

No Group Company is party to any agreement or arrangement that:

(a)	was entered into outside the ordinary course of business or is not on arm's length terms;

(b)
establishes any agency, distributorship, marketing, purchasing, manufacturing or licensing or other arrangement which restricts or limits the ability of that Group Company to undertake any activity in any place in such manner as it determines; or

(c)	cannot be performed by that Group Company without undue or unusual expenditure or is expected to result in a loss to that Group Company on completion of performance,

and no Group Company has made or received any offer or proposal that remains open for acceptance and if accepted would result in that Group Company being party to any agreement or arrangement within paragraphs (a) to (c) above.

7.3	Validity

As far as the Sellers are aware each agreement or arrangement to which any Group Company is party is valid, binding and enforceable.

7.4	Breach or default

No Group Company is in breach of any agreement or arrangement to which it is party and as far as the Sellers are aware no other party is in breach of such agreement or arrangement.

7.5	Termination

No party to any agreement or arrangement to which any Group Company is party has given any notice terminating or purporting to or advising of an intention to terminate that agreement or arrangement and as far as the Sellers are aware no circumstance exists that may entitle any person to do so.

7.6	Disclosure of terms of trade

Examples of the terms of trade and other customer contracts used in the Business have been disclosed to the Buyer in the Due Diligence Materials and all examples so provided are representative of the contracts actually used in the conduct of the Business.

7.7	Trading relationships

No material customer of or supplier to any Group Company has at any time in the 12 months before the date of this agreement ceased to deal with that Group Company or materially reduced the level of its custom from or supply to that Group Company or indicated an intention to do so and as far as the Sellers are aware no customer or supplier will take any such action as a result of the transactions contemplated by this agreement.

8.	Real property and environmental

8.1	General

The Properties comprise all of the real property owned, leased, occupied or used by the Group Companies and no Group Company is party to any agreement or arrangement to acquire, lease or occupy any real property other than the Properties.

8.2	Freehold properties

Each Group Company specified in the second column of part 1 of Schedule 4 as the registered proprietor of a Freehold Property is the sole legal and beneficial owner of that Property, has good and marketable title to that Property and has in its possession all documents of title to that Property.

8.3	Leasehold properties

True and complete copies of each Lease, each other deed or agreement affecting the terms of that Lease or the fitout of the Leasehold Property subject of that Lease and each notice served under that Lease have been disclosed to the Buyer in the Due Diligence Materials and except as disclosed there are no incentives, rent-free periods, reduced-rent periods or other reductions or abatements of rent or outgoings in relation to any of the Leasehold Properties.

8.4	Leases

In relation to each Lease:

(a)	as far as the Sellers are aware the Lease is valid, binding and enforceable and registered where required;

(b)
the relevant Group Company has made all payments required by the Lease, has otherwise complied with all terms of the Lease and all other covenants affecting the property subject of the Lease and has not received any notice alleging that any circumstance exists that may constitute a breach of the Lease; and

(c)
the lessor under the Lease has not given any notice terminating or purporting to or advising of an intention to terminate the lease and as far as the Sellers are aware no circumstance exists that may entitle the lessor under the Lease to do so or to refuse to accept the exercise by the relevant Group Company of any option to extend the Lease.

8.5	Encumbrances and third party rights

All right, title and interest of each Group Company in each of the Properties is held free and clear of any Encumbrance and none of the Properties is subject to any lease, licence, option, caveat, covenant, easement, overriding interest, restriction, condition, or other right in favour of any third party.

8.6	Occupation and ancillary rights

Each Group Company specified in the second column of part 1 of Schedule 4 as the registered proprietor of a Freehold Property or in the second column of part 2 of Schedule 4 as the lessee of a Leasehold Property has exclusive possession, occupation and quiet enjoyment of the land included in each Property and holds all easements, rights, interests and privileges in connection with that land necessary to enable that Group Company to carry on the Business.

8.7	Use

The use of each of the Properties for carrying on the Business complies with and is permitted by all applicable laws and regulations and the terms of any relevant Lease.

8.8	Buildings and improvements

All buildings and improvements on any Property are in a good state of repair and condition and fit for their current use.

8.9	Disputes

No Group Company is involved in any dispute with any landlord, tenant, neighbour or other person or with any Regulatory Authority in relation to the Properties or the operation of the Business from the Properties and as far as the Sellers are aware no circumstance exists that is likely to give rise to any such dispute.

8.10	Nuisance and environmental complaints

The operation of the Business from the Properties has not caused and is not causing any nuisance and no Group Company has received in the 12 months before the date of this agreement any complaint about the effects of the operations of the Business on the Environment.

8.11	Contamination

No Group Company has caused or contributed to, or is otherwise responsible or liable for, the presence in, on or under any air, land or water of any substance, odour, sound, vibration or radiation (Contamination) at a level that would entitle any Regulatory Authority or any other person to require that Group Company, whether now or in the future:

(a)	to clean up, remove, remedy, treat, control or contain, monitor or otherwise manage that Contamination, or contribute to the cost of doing so; or

(b)	to pay compensation to any person in respect of that Contamination.

9.	Intellectual property and confidential information

9.1	Registered Intellectual Property Rights

Complete and accurate details of all Intellectual Property Rights owned by each Group Company that are capable of registration are set out in parts 1 and 2 of Schedule 5 and:

(a)	all of those Intellectual Property Rights have been registered or are the subject of an application for registration by a Group Company; and

(b)	all registration, application and other fees due for payment in relation to those Intellectual Property Rights have been paid in full.

9.2	Unregistered Intellectual Property Rights

Complete and accurate details of all commercially significant unregistered Intellectual Property Rights owned by each Group Company have been disclosed to the Buyer in the Due Diligence Materials.

9.3	Ownership and use of Intellectual Property Rights

A Group Company is the sole legal and beneficial owner of each of those Intellectual Property Rights referred to in the Warranties in paragraphs 9.1 and 9.2 of this Schedule 8 and:

(a)
no person other than the owner of those Intellectual Property Rights has any right to use such Intellectual Property Rights and there has been no unauthorised use by any other person of those Intellectual Property Rights;

(b)
nothing has been done or omitted to be done by any Group Company and as far as the Sellers are aware no other circumstance exists that may affect the validity or ownership of those Intellectual Property Rights; and

(c)	there are no liens or encumbrances on any of those Intellectual Property Rights.

9.4	Intellectual Property Licences

Complete and accurate details of all material Intellectual Property Licences have been disclosed to the Buyer in the Due Diligence Materials and, in relation to each such Intellectual Property Licence:

(a)	as far as the Sellers are aware the Intellectual Property Licence is valid, binding and enforceable;

(b)	the relevant Group Company is not in breach of the Intellectual Property Licence and has not received any notice alleging breach of the Intellectual Property Licence;

(c)
the licensor under that Intellectual Property Licence has not given any notice terminating or purporting to or advising of an intention to terminate that Intellectual Property Licence and as far as the Sellers are aware no circumstance exists that may entitle the licensor to do so; and

(d)
as far as the Sellers are aware, no circumstance exists that may affect the validity or ownership of the Intellectual Property Rights the subject of that Intellectual Property Licence or the use by any Group Company of those Intellectual Property Rights.

9.5	Adequacy of Intellectual Property Rights

Each Group Company owns or has licensed to it pursuant to an Intellectual Property Licence all Intellectual Property Rights necessary to enable the Group Companies to conduct the Business in the manner in which it is conducted at the date of this agreement.

9.6	Infringement of third party rights

As far as the Sellers are aware none of the activities of any Group Company infringes or is likely to infringe any Intellectual Property Rights of any third party and as far as the Sellers are aware no claim has been made against any Group Company in respect of any alleged infringement.

9.7	Assignments

Each contractor engaged by any Group Company for the purpose of undertaking any activity that has given rise to or may give rise to the creation of any Intellectual Property Right has executed an assignment of that Intellectual Property Right to that Group Company and any employee of any Group Company who has devised any invention which is or may become the subject of any application for a patent or registered design outside Australia has executed an assignment of that invention, and the right to be granted a patent in relation to the invention, to that Group Company.

9.8	Confidential Information

No Group Company has disclosed and no Seller has disclosed to any person other than the Buyer or the Buyer's Representatives any Confidential Information except:

(a)
where such disclosure was made in the ordinary course of business and where the recipient is either an employee of the Group Company which made such disclosure or has acknowledged the confidentiality of the Confidential Information in writing and has agreed neither to use that Confidential Information nor disclose that Confidential Information to any person except for the purpose for which that Confidential Information was disclosed;

(b)	to professional advisers of the Group Company which made such disclosure who are bound by obligations of confidentiality by reason of their role as adviser; or

(c)	where required or compelled by law.

10.	Business Names and Domain Names

10.1	Ownership of Business Names

A Group Company is the sole legal and beneficial owner of each Business Name and there are no other business names used in the Business at the date of this agreement.

10.2	Rights to use Domain Names

A Group Company holds a valid licence to use, and has paid in full all licence fees in respect of, each Domain Name and there are no other domain names used in the Business at the date of this agreement.

10.3	Validity, ownership and rights to use

Nothing has been done or omitted to be done by any Group Company and as far as the Sellers are aware no circumstance exists that may affect the validity or ownership of the Business Names or the rights of any Group Company to use the Domain Names.

11.	Systems

11.1	Ownership and control

The Systems are owned by a Group Company or leased or licensed to a Group Company and are under the possession or control of a Group Company or (in the case of mobile communications devices) an employee of a Group Company and as far as the Sellers are aware no circumstance exists that may entitle any person to terminate any lease or licence in relation to the Systems.

11.2	Independence

The Systems are discrete information technology systems capable of functioning without any recourse to any other information technology systems operated by any Seller and represent all of the information technology systems necessary for the continued conduct of the Business in the manner in which it is conducted as at the date of this agreement.

11.3	Support

The Systems are maintained and supported by the relevant manufacturer or authorised reseller in accordance with the manufacturer's recommendations under valid, binding and enforceable support agreements.

11.4	Performance

The Systems perform in all material respects their intended functions and there has been no material unscheduled disruption to or failure in the operation or performance of the Systems in the period of 12 months before the date of this agreement.

11.5	Security and integrity

The Group Companies have taken all reasonable precautions to preserve the security and integrity of the Systems and the data and information stored on them and as far as the Sellers are aware there has been no unauthorised access to the Systems or any of the data or information stored on them.

12.	Employees

12.1	Terms of employment

Complete and accurate details of each of the following have been disclosed to the Buyer in the Due Diligence Materials or, in the case of any changes to those details after the date of this agreement and before Completion, by notice to the Buyer given no later than 3 Business Days before Completion:

(a)	the name, position, location and start date of:

(i)	each employee of each Group Company; and

(ii)	each person who has accepted an offer of employment with any Group Company but whose employment has not started;

(b)
the terms of employment of or offered to each person referred to in paragraph (a) above including all remuneration and other benefits payable during or upon termination of that employment or engagement;

(c)
any arrangement under which any employee or former employee of any Group Company has received in the 12 months before the date of this agreement or may be entitled to receive any bonus or other payment or benefit (whether contractual or discretionary) that is calculated by reference to the performance of any Group Company or any division of any Group Company, the performance of the employee or former employee or any combination of these;

(d)	accrued annual leave, long service leave and personal/carer's leave entitlements of each employee of each Group Company;

(e)	all policies and practices (whether contractual or discretionary) that are or may be applicable to employment or the termination of employment of any employee of any Group Company;

(f)	all Modern Awards which cover any employee; and

(g)	all commitments given to any employee of any Group Company in relation to change of ownership of the Company or the transactions contemplated by this agreement,

and no Group Company has made any commitment, offer or proposal that if implemented or accepted would result in any of those details being inaccurate in any material respect.

12.2	Service and consultancy agreements

True and complete copies of each of the following have been disclosed to the Buyer in the Due Diligence Materials:

(a)	each service agreement entered into between any Group Company and any employee whose total remuneration exceeds $1,000 per annum; and

(b)	each agreement for the provision of consultancy services to any Group Company.

12.3	Contractors

No individual providing services to any Group Company as or on behalf of a contractor is an employee of any Group Company.

12.4	Enterprise Agreements and Transitional Instruments

No Group Company is covered by any Enterprise Agreement or Transitional Instrument and is party to or bound by any other registered or unregistered agreement with any group of employees or any trade union and no such Enterprise Agreements, Transitional Instruments or other registered or unregistered agreements otherwise apply to any employees of the any Group Company.  There are no discussions or negotiations with any employees or trade unions or any of their representatives that may result in any Group Company becoming covered by any Enterprise Agreement or other unregistered agreement.

12.5	Notice periods

Each Group Company that is the employer of any employee is legally entitled to terminate the employment of each of its employees by 3 months notice or less without liability for damages, redundancy or other compensation.

12.6	Compliance with obligations

Each Group Company has:

(a)	paid all amounts due to each employee and former employee other than in respect of remuneration accrued for the current salary payment period and current expense claims;

(b)
otherwise complied in all material respects with all of its obligations in relation to the employment of its employees including all obligations arising under any Transitional Instrument, Modern Award or Enterprise Agreement and all obligations in relation to occupational health and safety and workers' compensation; and

(c)	made sufficient provision in its accounting records as at the Last Balance Date for all annual leave, long service leave and personal/carer's leave entitlements then due to all employees.

12.7	Termination

No employee of or consultant to any Group Company:

(a)	has been given notice of dismissal or termination by the relevant Group Company;

(b)	has given notice resigning from employment with the relevant Group Company or terminating that consultancy or has otherwise indicated an intention to terminate the employment or consultancy; or

(c)	has been placed on gardening leave or any equivalent arrangement.

12.8	Disputes

No Group Company is involved in any industrial dispute or other dispute with any trade or industrial union or an association, group of employees or individual employee, no such dispute has been threatened and as far as the Sellers are aware no circumstance exists that is likely to give rise to any such dispute.

13.	Superannuation

13.1	No defined benefits

No employee of a Group Company accrues benefits which are, or will be, determined by reference to a formula based on the employee's length of service and/or superannuation salary under any Fund and no promise, assurance or representation has been made to any employee of a Group Company that their accumulation benefits under any Fund will at any point in the future equate (approximately or exactly) to or not be less than any particular amount however calculated.

13.2	Funds

Complete and accurate details of each of the following have been disclosed to the Buyer in the Due Diligence Materials:

(a)	the name and superannuation fund number of each Fund; and

(b)	in respect of each Fund:

(i)	the identity of each employee and each other person in respect of whom each Group Company makes contributions to that Fund;

(ii)	the level of contributions which that Group Company is obliged to make or has voluntarily committed to make in respect of each such person; and

(iii)	the benefit design under the terms of the Fund (including all insurance benefits).

13.3	Documentation

True and complete copies of each of the following documents in relation to each Fund have been disclosed to the Buyer in the Due Diligence Materials:

(a)
the governing rules and any product disclosure statement or member booklet provided to members of the Fund and any document updating, amending or setting out any proposed amendment to any of those documents; and

(b)	the latest annual report to members of the Fund.

13.4	Compliance

Each Fund is a complying superannuation fund within the meaning of the Superannuation Industry (Supervision) Act 1993.

13.5	Contributions

Each Group Company:

(a)	has made when due all contributions to each Fund that the relevant Group Company is obliged to make or has voluntarily committed to make;

(b)	has not since December 31, 2008 increased the amount of the contributions to any Fund that the relevant Group Company is obliged to make or has voluntarily committed to make; and

(c)	has made all superannuation contributions required to avoid any liability for a superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992.

14.	Legal proceedings

14.1	Litigation

No Group Company is a claimant or defendant in, or otherwise a party to, any litigation, arbitration or mediation proceedings, there are no such proceedings pending or threatened against any Group Company and as far as the Sellers are aware no circumstance exists that is likely to give rise to any such proceedings.

14.2	Investigations and prosecutions

No Group Company is the subject of any investigation, inquiry, prosecution or enforcement proceedings by any Regulatory Authority, there are no such investigations, inquiries, prosecutions or proceedings pending or threatened against any Group Company and as far as the Sellers are aware no circumstance exists that is likely to give rise to any such investigation inquiry, prosecution or proceedings.

14.3	Orders and judgments

There is no unsatisfied order, judgment or award against any Group Company.

15.	Insurance

15.1	Assets

All assets of each Group Company of an insurable nature have at all material times been insured with a reputable and duly authorised insurer to their full reinstatement value against all risks usually or prudently insured against, and on terms usually or prudently maintained by any person holding assets the same as or similar to those held by that Group Company or performing a business activity the same or similar to any business activity performed by that Group Company.

15.2	Business risks

Each Group Company has at all material times been adequately insured in relation to any business activity of that Group Company by effecting insurance cover with a reputable and duly authorised insurer against all risks usually or prudently insured against, and in amounts and on terms usually or prudently maintained by any person performing a business activity similar to any business activity performed by that Group Company.

15.3	Effectiveness

Each Group Company has at all times promptly paid all premiums in relation to each insurance policy and has not done or omitted to be done anything that might render any such policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any such policy and as far as the Sellers are aware no other circumstance exists that might render any such policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any such policy.

15.4	Coverage

Complete and accurate details of all insurance policies relating to the Group Companies that are current as at the date of this agreement have been disclosed to the Buyer in the Due Diligence Materials and all such insurance policies are in full force and effect and as far as the Sellers are aware no circumstance exists that might render any such policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any such policy.

15.5	Claims

There is no claim outstanding under any policy of insurance held by or for the benefit of any Group Company and as far as the Sellers are aware no circumstance exists that is likely to give rise to such a claim.

15.6	Contracts affecting insurance coverage

No Group Company is party to any contract or arrangement under which:

(a)	it has agreed to limit its ability to claim for breach of warranty or other contractual obligation in a way that might affect the rights of subrogation of any insurer; or

(b)	it has assumed a liability to indemnify any other person in respect of any liability for which it would not have been liable in the absence of that contract or arrangement.

16.	Tax
16.1	Membership of Consolidated Group

No Group Company is or has ever been a member of a Consolidated Group and no election has been made to include any Group Company in a Consolidated Group.

16.2	Payments

All Tax and Tax Funding Liabilities that have become lawfully due and payable by each Group Company have been paid on or before the due date for such payment.

16.3	Withholding

All amounts required by any law or regulation relating to Tax to be withheld by any Group Company at source have been correctly withheld and accounted for to the proper Tax Authority.

16.4	Returns and assessments

Each Group Company has lodged by the due date all returns and other documents relating to Tax required to be lodged with any Tax Authority and:

(a)	all information contained in those documents was complete and accurate in all material respects and not false, misleading or deceptive; and

(b)	no dispute exists in relation to any of those documents and as far as the Sellers are aware no circumstances exist which might give rise to such a dispute.

16.5	Penalties

No Group Company has in the 5 years before the date of this agreement paid or become liable to pay any penalty, fine or interest under any law or regulation relating to Tax and as far as the Sellers are aware no circumstance exists that may result in any Group Company becoming liable to pay any such penalty, fine or interest.

16.6	Investigations and disputes

No Group Company has in the 5 years before the date of this agreement been the subject of any investigation or audit by, or in dispute with, any Tax Authority and as far as the Sellers are aware no such investigation, audit or dispute is pending or threatened and no circumstances exist that may result in any such investigation, audit or dispute.

16.7	Rulings

Complete copies of all rulings, advices, consents, advance opinions and clearances from a Tax Authority affecting a Group Company (Rulings) have been disclosed to the Buyer in the Due Diligence Materials and:

(a)	all transactions carried into effect in reliance on any Ruling have been implemented in the manner disclosed in the application for the relevant Ruling; and

(b)
no Group Company has taken any action which has or might alter or prejudice any arrangement which has been negotiated with a Taxation Authority or any Tax Ruling which has previously been obtained from or issued by any Taxation Authority.

16.8	Records

Each Group Company has retained:

(a)	copies of all returns and other documents lodged with any Tax Authority;

(b)	all records and other documents required by that Group Company to calculate income tax liabilities, capital gains, capital losses, net capital gains and net capital losses after Completion; and

(c)	all other records and other documents required by any law or regulation relating to Tax to be retained by any Group Company for the requisite period.

16.9	Franking accounts

Each Group Company has accurately maintained a franking account in accordance with the Tax Act at all relevant times and:

(a)	complete and accurate details of the balance of each such franking account and any existing or pending franking debits have been provided to the Buyer in the Due Diligence Materials;

(b)	each Group Company franked all dividends in accordance with the benchmark franking rule; and

(c)	no Group Company will have a franking deficit at Completion.

16.10	Tainted share capital

No Group Company has a tainted share capital account or has taken any action that might cause its share capital account to become a tainted share capital account or made any election at any time to untaint its share capital account.

16.11	Distributions

No Group Company has:

(a)	paid or credited an amount, transferred any property, made any distribution or loan or forgiven any debt which may be deemed to give rise to a dividend under the Tax Act; or

(b)	streamed any distribution or non-share dividends for the purposes of division 204 of the Tax Act.

16.12	Remuneration and other payments

No Group Company has paid or credited remuneration or an allowance, gratuity or compensation on retirement to an associated person in excess of a reasonable amount allowable as a deduction in computing the taxable income of the relevant Group Company as a result of which deductions claimed or claimable by the relevant Group Company may be denied.

16.13	Loans and debt forgiveness

No Group Company has:

(a)
paid or credited an amount on behalf of or for the benefit of an associate, made an advance or loan or loans that may be treated as an amalgamated loan, or forgiven all or part of a debt owed to the relevant Group Company directly or through an interposed entity, in relation to which a dividend may be taken to have been paid or a franking debit may arise under the Tax Act; or

(b)	agreed to waive, forgive or otherwise not seek to recover any debt owing by any person.

16.14	Waiver of debts

No amount has been waived, forgiven or otherwise abandoned by any person in respect of debts owed by any Group Company to any other person which would give rise to a net forgiven amount.

16.15	Capital gains

There has been no application of a provision of the Tax Act in respect of any asset acquired or deemed to have been acquired by any Group Company before 20 September 1985 which would result in that asset being deemed to have been acquired by a Group Company before 20 September 1985 (other than as a result of this agreement).

16.16	Rollover relief

No Group Company has sought capital gains tax rollover relief under the Tax Act with respect to any asset which it has acquired and owns at Completion.

16.17	Participation in certain transactions

No Group Company has participated in any transaction that could be affected by the exercise of discretionary powers of any Tax Authority including transactions relating to trading stock, plant and equipment, securities or assets subject to the capital gains tax provisions of the Tax Act and schemes to which any general anti avoidance provision might apply.

16.18	Future income tax benefits

No fact, matter or circumstances exist which has prevented or might prevent any Group Company from obtaining any future income tax benefit provided for in the Last Accounts.  All tax losses and capital losses recorded in any tax working papers included in the Due Diligence Materials (and whether disclosed in the Last Accounts or not) would be available to a Group Company to use to reduce assessable income or capital gains at the Completion Date if the current tax year for the relevant Group Company had sufficient income or capital gains for that tax year.

16.19	Interposed entity election

No Group Company has made an interposed entity election within the meaning of schedule 2F of the Tax Act.

16.20	GST compliance

All invoicing and other systems of each Group Company are GST compliant and have at all times since 1 July 2000 operated correctly to capture appropriate GST information as required by the GST Law.

17.	Disclosure

17.1	Schedules to this agreement

All information relating to the Group Companies and their assets contained in Schedule 1 to Schedule 7 of this agreement is complete, accurate and not misleading.

17.2	Accuracy of Due Diligence Materials

All information contained in the Due Diligence Materials is accurate and not misleading or deceptive.

17.3	Completeness of Due Diligence Materials

The Due Diligence Materials include all information relating to any Group Company:

(a)	which the Sellers know or should reasonably be expected to know is material to the Buyer in entering into and completing the transactions contemplated by this agreement; or

(b)
the disclosure of which might reasonably be expected to affect the willingness of the Buyer to buy any Shares or the price or other terms or conditions on which the Buyer would be willing to buy any Shares.

17.4	Forecasts and similar information

Each forecast, budget, estimate, projection, statement of opinion or statement of intention contained in the Due Diligence Materials has been prepared in good faith and with due skill and care and on the basis of reasonable assumptions.

18.	Buyer Shares

18.1	Representations, Warranties and Certain Agreements of Sellers

(a)
Accredited Investor.  Except as set forth in the Disclosure Letter, each Seller is an “accredited investor” as defined by Rule 501 under the Securities Act of 1933, as amended (the “Act”), and is capable of evaluating the merits and risks of its investment in shares of Buyer Shares and has the capacity to protect its own interests.

(b)	Non- US Person. Except as set forth in the Disclosure Letter, each Seller not a US Person within the meaning of Rule 902(o) of Regulation S promulgated under the Act.

(c)
Absence of Offering Memorandum or Similar Document.  Each Seller has not received, nor has it requested, nor does it have any need to receive, any offering memorandum or any other document describing the business and affairs of the Buyer, nor has any document been prepared for delivery to, or review by, each Seller in order to assist it in making the decision to acquire Buyer Shares.

(d)
Restricted Securities.  Each Seller acknowledges that the Buyer Shares when issued will not be registered under the Act and will be “restricted securities” as that term is defined in Regulation S and Rule 144 under the Act and that the Buyer Shares must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available.  Each Seller acknowledges that the provisions of Rule 144 promulgated under the Act which permit resale by non-affiliates of Buyer of common stock purchased in a private placement provided that there is certain public information available about Buyer and the resale occurs not less than six months after a party has purchased and paid for the security to be sold.

(e)
Investment.  Each Seller is acquiring the Buyer Shares for investment purposes for its own account and not, in whole or in part, for the account of any other person and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the Buyer Shares in full compliance with the applicable provisions of the Act, the rules and regulations promulgated thereunder, and applicable state securities laws.  Each Seller has not formed any entity for the purpose of acquiring the Buyer Shares.

(f)
Information.  Each Seller has had the opportunity to ask questions of, and receive answers from Buyer or any person acting on its behalf concerning Buyer and its business and to obtain any additional information, to the extent possessed by Buyer (or to the extent it could have been acquired by Buyer without unreasonable effort or expense) necessary to verify the accuracy of the information received by each Seller.  In connection therewith, each Seller acknowledges that each Seller has had the opportunity to discuss Buyer’s business, management and financial affairs with Buyer’s management or any person acting on its behalf.  Each Seller has received and reviewed all the information concerning Buyer that it desires.  Without limiting the generality of the foregoing, each Seller has been furnished with or has had the opportunity to acquire, and to review: (i) copies of all of Buyer’s publicly available documents, and (ii) all information that it desires with respect to Buyer’s business, management, financial affairs and prospects.  In determining whether to accept the Buyer Shares in connection with the transactions hereunder, each Seller has relied solely on each Seller’s own knowledge and understanding of Buyer and its business based upon any information furnished to each Seller in writing.  Each Seller understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this Section and each Seller has not relied on any other representations or information.

(g)
Advisors.  Each Seller has carefully considered and has discussed with each Seller’s professional legal, tax, accounting and financial advisors, to the extent that each Seller has deemed necessary, the suitability of this investment and the transaction agreements contemplated by this Agreement and for each Seller’s particular federal, provincial, local and foreign tax and financial situation and has determined that the acquisition of the Buyer Shares and the transactions contemplated by this Agreement are suitable for each Seller.  Each Seller relies solely on such advisors and not on any statements or representations of Buyer or any of its agents.  Each Seller understands that each Seller (and not Buyer) shall be responsible for each Seller’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

(h)
Risk of Ownership of the Buyer Shares.  Each Seller acknowledges that ownership of the Buyer Shares is speculative and involves a high degree of risk and that each Seller can bear the economic risk of ownership of the Buyer Shares, including a total loss of its investment.

(i)	No Governmental Recommendation. Each Seller acknowledges that no federal, provincial or foreign agency has recommended or endorsed each Seller’s acquisition of the Buyer Shares.

(j)
Legends.  Each Seller acknowledges that any and all certificates representing the Buyer Shares and any and all securities issued in replacement thereof or in exchange therefor shall bear one of the following legends or one substantially similar thereto, which each Seller has read and understands:

For one-half of the Buyer Shares issued to each Seller:

“THE SECURITIES REPRESENTED HEREBY WERE ORIGINALLY ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION ONLY (A) TO THE CORPORATION or (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS, PROVIDED IN SUCH LATTER CASE THAT THE HOLDER UPON REQUEST PRIOR TO SUCH SALE FURNISHES TO ACORN ENERGY, INC. AN OPINION OF COUNSEL OF RECOGNIZED STANDING TO THAT EFFECT REASONABLY SATISFACTORY TO ACORN ENERGY, INC.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

UNTIL OCTOBER 28, 2010, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN SHARE SALE AGREEMENT DATED APRIL 28, 2010.”

For the remaining one-half of the Buyer Shares issued to each Seller:

“THE SECURITIES REPRESENTED HEREBY WERE ORIGINALLY ISSUED WITHOUT REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION ONLY (A) TO THE CORPORATION or (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS, PROVIDED IN SUCH LATTER CASE THAT THE HOLDER UPON REQUEST PRIOR TO SUCH SALE FURNISHES TO ACORN ENERGY, INC. AN OPINION OF COUNSEL OF RECOGNIZED STANDING TO THAT EFFECT REASONABLY SATISFACTORY TO ACORN ENERGY, INC.  HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE 1933 ACT.

UNTIL APRIL 28, 2011, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN SHARE SALE AGREEMENT DATED APRIL 28, 2010.”

(k)
Stop-Transfer.  Because of the restrictions imposed on resale, each Seller acknowledges that Buyer shall have the right to note stop-transfer instructions in its stock transfer records, and that Buyer intends to do so.  Any sales, transfers, or any other dispositions of the Buyer Shares by each Seller, if any, will be in compliance with the Act.

(l)
Investment Experience.  Each Seller acknowledges that each Seller has such knowledge and experience in financial and business matters that each Seller is capable of evaluating the merits and risks of an investment in the Buyer Shares and of making an informed investment decision.

(m)
No Advertisement or General Solicitation.  Each Seller represents that each Seller is not acquiring the Buyer Shares as a result of any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio or presented at any seminar or meeting.

(n)	Read and Understood this Agreement and the Escrow Agreement. Each Seller has carefully read and understands this Agreement and the Escrow Agreement.

(o)
Representations and Warranties.  No representations or warranties have been made to each Seller by Buyer, or any officer, employee, agent, affiliate or subsidiary of Buyer, other than the representations of Buyer contained herein, and in acquiring the Buyer Shares each Seller is not relying upon any representations other than those contained in this Agreement.

(p)
No Brokers. Each Seller represents and warrants no finder, broker, agent, financial advisor or other intermediary, nor any purchaser representative or any broker-dealer acting as a broker, is entitled to any compensation in connection with the transactions contemplated by this Agreement.

(q)
No Reliance upon Buyer’s or Company’s Counsel.  Each Seller is not being represented by counsel to Buyer or the Company and has been advised to obtain independent legal advice regarding an investment in the Buyer Shares.

Schedule 9 Buyer Warranties

1.	The Buyer

1.1	Capacity and authorisation

The Buyer is a company properly incorporated and validly existing under the laws of Delaware, has the legal right and full corporate power and capacity to execute, deliver and perform its obligations under this agreement and has obtained all necessary authorisations and consents and taken all other actions necessary to enable it to do so.

1.2	Valid obligations

Each Transaction Document constitutes (or will when executed constitute) valid legal and binding obligations of the Buyer and is enforceable against the Buyer in accordance with their respective terms.

1.3	Breach or default

The execution, delivery and performance of this agreement by the Buyer does not and will not result in a breach of or constitute a default under:

(a)	any agreement to which the Buyer is party;

(b)	any provision of the Certificate of Incorporation of the Buyer; or

(c)	any law or regulation or any order, judgment or determination of any court or Regulatory Authority by which the Buyer is bound.

1.4	Solvency

None of the following events has occurred in relation to the Buyer:

(a)
a receiver, receiver and manager, liquidator, provisional liquidator, administrator, trustee or similar officer is appointed in respect of the Buyer or any of its assets or an event occurs that gives any person the right to seek such an appointment;

(b)
an application is made to court or a resolution is passed or an order is made for the winding up or dissolution of the Buyer or an event occurs that would give any person the right to make such an application;

(c)	the Buyer proposes or takes any steps to implement a scheme of arrangement or other compromise or arrangement with its creditors or any class of them;

(d)	the Buyer is declared or taken under any applicable law to be insolvent or the Buyer's board of directors resolves that the Buyer is, or is likely to become at some future time, insolvent; or

(e)	any person in whose favour the Buyer has granted any Encumbrance becomes entitled to enforce any security under that Encumbrance or any floating charge under that Encumbrance crystallises.

Attachment 1 Last Accounts and Base Balance Sheet

Attachment 2 Disclosure Letter

Not Applicable.

Attachment 3 Index of Due Diligence Materials

Attachment 4 Due diligence questions and answers

Attachment 5 Form of resignation letter

Not applicable.

Attachment 6 Escrow Agreement